Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 4, 2007, among J. CREW OPERATING CORP., a Delaware corporation (“Operating”), J. CREW INC., a New Jersey corporation (“J. Crew”), GRACE HOLMES, INC., a Delaware corporation doing business as J. CREW RETAIL (“Retail”), H.F.D. NO. 55, INC., a Delaware corporation doing business as J. Crew Factory (“Factory”), Madewell Inc., a Delaware corporation (“Madewell”, and together with Factory, J. Crew, Retail, and Operating, each individually a “Borrower” and collectively, the “Borrowers”), J. CREW GROUP, INC., a Delaware corporation (“Holdings”) and J. CREW INTERNATIONAL, INC., a Delaware corporation (“JCI” and together with Holdings, each individually a “Guarantor” and collectively, the “Guarantors”), the Lenders (as defined below), the Issuers (as defined below) and CITICORP USA, INC. (“Citicorp”), as administrative agent for the Lenders and the Issuers (in such capacity, the “Administrative Agent”), Citicorp, as collateral agent for the Lenders and the Issuers (in such capacity, the “Collateral Agent”) and BANK OF AMERICA, N.A, and WACHOVIA BANK, NATIONAL ASSOCIATION as syndication agents for the Lenders and Issuers (in such capacity, the “Syndication Agents”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the lenders and issuers from time to time party thereto, Wachovia Bank, National Association, as administrative agent (the “Existing Agent”), Congress Financial Corporation, as collateral agent (the “Existing Collateral Agent”), Bank of America, as the syndication agent and certain other parties thereto, are parties to the Amended and Restated Loan and Security Agreement, dated as of December 23, 2004 (as amended, modified, or supplemented prior to the Effective Date (as defined below), the “Existing Credit Agreement”);

WHEREAS, the Existing Agent and the Existing Collateral Agent have resigned from each of their respective capacities as administrative agent and collateral agent under the Existing Credit Agreement, and Citicorp has been appointed as the successor Administrative Agent and as Swing Loan Lender and as Collateral Agent under the Existing Credit Agreement, each effective immediately prior to the Effective Date (as defined below), pursuant to a master assignment and resignation agreement dated on or prior to the date hereof (the “Master Assignment and Resignation Agreement”), among the Existing Agent, the Existing Collateral Agent, Citicorp, the Borrowers and the other Loan Parties; and

WHEREAS, the Borrowers, the Guarantors, the Lenders, the Issuers and the other parties hereto have agreed to amend and restate the Existing Credit Agreement on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” has the meaning given to such term in Article 9 of the UCC.

“Account Debtor” has the meaning given to such term in Article 9 of the UCC.

“Acquired Indebtedness” means (a) with respect to any Person, Indebtedness existing at the time such Person becomes a Subsidiary of Holdings, (b) Indebtedness assumed by Holdings or any of its Subsidiaries in a Permitted Acquisition; provided, that in the case of this clause (b), such Indebtedness (i) is unsecured or secured only by collateral of such Person granted prior to the consummation of any such Permitted Acquisition and (ii) was not incurred in anticipation of such Permitted Acquisition, or (c) Indebtedness secured by a Lien encumbering any asset acquired by such Person.

“Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all or substantially all of the Stock of, or a business line or unit or a division of, any Person.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” means, at any time, (1) ninety (90%) percent of Eligible Credit Card Receivables, (2) the amount equal to the lesser of: (x) ninety (90%) percent multiplied by the Value of each category of Eligible Inventory of each Borrower and (y) during the period from August 1 of any Fiscal Year through and including December 31 of such Fiscal Year, ninety-two and one half (92.5%) percent of the Net Recovery Percentage as to each category of Eligible Inventory of each Borrower multiplied by the Value of such category of Eligible Inventory of such Borrower, and at all other times, ninety (90%) percent of the Net Recovery Percentage as to each category of Eligible Inventory of each Borrower multiplied by the Value of such category of Eligible Inventory of such Borrower, (3) sixty-five (65%) percent of Eligible Real Property and (4) 100% of Qualified Cash maintained by each Borrower in a Cash Collateral Account or in an Approved Deposit Account subject to a perfected first priority Lien in favor of the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person and (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agent Affiliate” has the meaning specified in Section 10.3(c) (Posting of Approved Electronic Communications).

“Agreement” means this Second Amended and Restated Credit Agreement.

“Anti-Terrorism Order” means U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49,079 (2001)).

“Applicable Lending Office” means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means (a) during the period commencing on the Effective Date and ending on the last day of the first full Fiscal Quarter commencing after the Effective Date, with respect to (i) Loans maintained as Base Rate Loans, a rate equal to 0.0% per annum and (ii) Loans maintained as Eurodollar Rate Loans, a rate equal to 1.00% per annum and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Quarterly Excess Availability (determined on the last day of the most recent Fiscal Quarter) set forth below:

QUARTERLY EXCESS AVAILABILITY	BASE RATE LOANS	EURODOLLAR RATE LOANS
Greater than $50,000,000	0.0%	1.0%
Less than or equal to $50,000,000	0.25%	1.25%

Changes in the Applicable Margin resulting from a change in the Quarterly Excess Availability on the last day of any Fiscal Quarter shall become effective as to all Loans upon the first Business Day of the succeeding Fiscal Quarter.

“Applicable Unused Commitment Fee Rate” means 0.20% per annum.

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Loan Party with a Deposit Account Bank. “Approved Deposit Account” includes all monies on deposit in such Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Financing Agreement or the transactions contemplated therein, including (a) any supplement to the Guaranty, any joinder to the Pledge and Security Agreement and any other written Contractual Obligation delivered or required to be delivered in respect of any Financing Agreement or the transactions contemplated therein and (b) any Financial Statement, financial and other report, notice, request, certificate and other information material; provided, however, that, “Approved Electronic Communication” shall exclude (i) any Notice of Borrowing, Letter of Credit Request, Swing Loan Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to and Section 2.9 (Mandatory Prepayments) and any other notice relating to the payment of any principal or other amount due under any Financing Agreement prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III (Conditions Precedent) or Section 2.4(a) (Letters of Credit) or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 10.3(a) (Posting of Approved Electronic Communications).

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Approved Securities Intermediary” means a Securities Intermediary or Commodity Intermediary at which a Borrower or a Guarantor maintains a Control Account.

“Arrangers” means Citigroup Global Markets Inc., Wachovia Capital Markets and Bank of America, N.A., as joint lead arrangers.

“Asset Sale” has the meaning specified in Section 8.4 (Sale of Assets).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

“Bailee’s Letter” means the form bailee letter identified on Exhibit L executed in connection with the Existing Credit Agreement.

“Base Rate” means, with respect to any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, plus (ii) the rate per annum obtained by dividing (A) the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit of major United States money market banks, such three week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three month Dollar nonpersonal time deposits in the United States plus (iii) the average during such three week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) the sum of (i) 0.5% per annum plus (ii) the Federal Funds Rate.

“Base Rate Loan” means any Swing Loan or any other Loan during any period in which it bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA to which any Loan Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” and “Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrower Agent” means J. Crew Operating Corp., a Delaware corporation, in its capacity as agent on behalf of the Borrowers pursuant to Section 2.19 (Appointment of Borrower Agent) hereof and its successors and assigns in such capacity.

“Borrowers’ Accountants” means KPMG LLP or other independent nationally-recognized public accountants.

“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments.

“Borrowing Base” means, at any time, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 6.11(a) equal to the sum of (i) the product of the Advance Rate then in effect for Eligible Credit Card Receivables and the Dollar Equivalent of the face amount of all Eligible Credit Card Receivables of the Borrowers, (ii) the product of the Advance Rate then in effect for each class of Eligible Inventory and the Dollar Equivalent of the Value of each such class of Eligible Inventory of the Borrowers constituting each such class at such time; (iii) the product of the Advance Rate then in effect for Eligible Real Property and the Fair Market Value of such Eligible Real Property and (iv) 100% of Qualified Cash maintained by each Borrower in a Cash Collateral Account or in an Approved Deposit Account subject to a perfected first priority Lien in favor of, the Administrative Agent.

“Borrowing Base Certificate” means a certificate of the Borrower Agent substantially in the form of Exhibit J (Form of Borrowing Base Certificate).

“Business Day” means a day of the year on which banks are not required or are authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment or similar items on a Consolidated balance sheet of such Person and its Subsidiaries prepared in accordance with GAAP, excluding interest capitalized during construction.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by the Administrative Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Loan Parties or Persons acting on their behalf pursuant to the Financing Agreements, (b) with such depositaries and securities intermediaries as the Administrative Agent may determine in its sole discretion exercised reasonably, (c) in the name of the Administrative Agent (although such account may also have words referring to the Loan Parties and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets exceeding $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days. Cash Equivalents shall also include “Cash Equivalents” as such term is defined in the Term Loan Facility.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

“Cash Management Document” means any certificate, agreement or other document executed by the Loan Parties evidencing the Cash Management Obligations of any Loan Party.

“Cash Management Obligation” means, any direct or indirect liability, contingent or otherwise, of the Loan Parties in respect of cash management services (including treasury, depository, overdraft, credit or debit card, the provision of certain trade finance services, including, without limitation, open account services and account receivable purchases, electronic funds transfer and other cash management arrangements) provided by the Administrative Agent, any Lender or any Affiliate of any of them including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Change of Control” shall mean (a) any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than Permitted Holders, shall beneficially own, directly or indirectly, shares of Voting Stock of Holdings representing more than thirty (30%) percent of the voting power of the total outstanding Voting Stock of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by individuals who were neither (i) nominated by members of Permitted Holders or the Board of Directors of Holdings nor (ii) appointed by directors so nominated; or (c) the failure of Holdings to own directly or indirectly one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Borrower or other Guarantor (except as a result of a transaction or event expressly permitted under Section 8.4).

“Citibank” means Citibank, N.A., a national banking association.

“Citicorp” has the meaning specified in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Access Agreement” means the form collateral access agreement identified on Exhibit K executed in connection with the Existing Credit Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Deposit Account Control Agreements, Securities Account Control Agreements, the Mortgages, any Collateral Access Agreement, any Bailee Letter and any other Financing Agreement executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of the Secured Obligations.

“Commodity Account” has the meaning given to such term in Article 9 of the UCC.

“Commodity Intermediary” has the meaning given to such term in Article 9 of the UCC.

“Compliance Certificate” has the meaning specified in Section 6.1(c) (Financial Statements).

“Consolidated” means, with respect to any Person, the consolidation of accounts of such Person and any other Person in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third party (which interest does not cause the net income of such other Person to be Consolidated into the net income of such Person) shall be included only to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is subject to any restriction or limitation on the payment of dividends or the making of other distributions shall be excluded to the extent of such restriction or limitation and (c) extraordinary gains and losses and any one-time increase or decrease to net income that is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP shall be excluded.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Financing Agreement) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Loan Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of the Administrative Agent in the form delivered under the Existing Credit Agreement.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or any Guarantor for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 4.20 (Credit Card Agreements) hereto.

“Credit Card Issuer” shall mean any Person (other than a Borrower or a Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and the J. Crew Card.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Deposit Account” has the meaning given to such term in Article 9 of the UCC.

“Deposit Account Bank” means a financial institution at which a Borrower or a Guarantor maintains a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Borrower or a Guarantor in the ordinary course of its business.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount or (b) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it reasonably deems appropriate.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance or, in connection with a Facility Increase, on the Lender Joinder Agreement by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of Holdings organized under the laws of any state of the United States of America or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, (a) Consolidated Net Income of such Person for such period plus (b) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income, but without duplication, (i) any Provision for Taxes, (ii) Interest Expense, (iii) loss from extraordinary items, (iv) depreciation, depletion and amortization expenses, (v) any aggregate net loss from the sale, exchange or other disposition of capital assets by such Person and (vi) all other non-cash charges and non-cash losses for such period, including the amount of any compensation deduction as the result of any grant of Stock or Stock Equivalents to employees, officers, directors or consultants minus (c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication, (i) any credit for income tax, (ii) interest income, (iii) gains from extraordinary items, (iv) any aggregate net gain from the sale, exchange or other disposition of capital assets by such Person and (v) any other non-cash gains or other items which have been added in determining Consolidated Net Income, including any reversal of a change referred to in clause (b)(v) above by reason of a decrease in the value of any Stock or Stock Equivalent.

“Effective Date” means May 4, 2007.

“Eligible Assignee” means (a) a Lender or an Affiliate or Approved Fund of any Lender or (b) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, each Issuer and (iii) unless an Event of Default shall have occurred and be continuing, the Borrower Agent (each such approval not to be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers, the Guarantors or any Affiliate or Subsidiary of the Borrowers or the Guarantors.

“Eligible Credit Card Receivables” shall mean, as to each Borrower, Credit Card Receivables of such Borrower which satisfy the criteria set forth below:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower;

(b) such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c) such Credit Card Receivables are not unpaid more than five (5) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

(d) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary setoffs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time);

(g) such Credit Card Receivables (x) are owned by a Borrower and such Borrower has a good title to such Credit Card Receivables, (y) are subject to the first priority, valid and perfected security interest and Lien of Administrative Agent, for and on behalf of itself and Lenders, as to such Credit Card Receivables of such Borrower and (z) are not subject to any other Lien except those permitted under clause (y) above and those permitted under this Agreement and the other Financing Agreements;

(h) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to any bankruptcy or insolvency proceedings;

(i) no event of default has occurred under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Borrower or any Guarantor; and

(j) the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers. General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by the Administrative Agent in good faith, upon notice to Borrower Agent, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit Card Receivables in the good faith determination of the Administrative Agent. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible Inventory” shall mean, as to each Borrower, Inventory consisting of finished goods held for resale in the ordinary course of the business of such Borrower but shall not include: (a) work-in-process; (b) raw materials; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory (other than In-Transit Inventory as described in clause (n) below) at premises other than those owned or leased and controlled by any Borrower; provided, that, (i) as to retail store locations (including factory store locations) which are leased by a Borrower, Administrative Agent may, at its option, establish Reserves in respect of rental payments and other amounts in respect of such leased location, (ii) as to all other locations leased by any Borrower, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Administrative Agent), the Administrative Agent may, at its option, upon notice to any Borrower or Borrower Agent, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Administrative Agent shall determine and (iii) as to locations owned and operated by a Person other than a Borrower or Guarantor, if the Administrative Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or the Administrative Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by the Administrative Agent), Administrative Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as the Administrative Agent shall determine; (g) Inventory subject to a security interest or Lien in favor of any Person other than the Administrative Agent except those permitted in this Agreement that are subordinate to the security interest of the Administrative Agent pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent between the Administrative Agent and the holder of such other security interest or Lien; (h) bill and hold goods; (i) obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of the Administrative Agent; (k) damaged and/or defective Inventory; (l) returned Inventory which is not held for sale in the ordinary course of business; (m) Inventory purchased or sold on consignment, (n) Inventory acquired in a Permitted Acquisition, unless the Administrative Agent shall have received or conducted (i) appraisals, from appraisers reasonably satisfactory to the Administrative Agent, of such Inventory to be acquired in such Acquisition and (ii) such other due diligence as the Administrative Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent (so long as the Administrative Agent has received reasonable prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable best efforts to complete such due diligence and a related appraisal on or prior to the closing date of such Permitted Acquisition) and (o) In-Transit Inventory (other than In-Transit Inventory the purchase of which is financed with Letters of Credit hereunder which shall be deemed Eligible Inventory).

Notwithstanding the foregoing, Eligible Inventory shall at any given time be deemed to include an amount equal to the aggregate undrawn amount of Documentary Letters of Credit at such time. General criteria for Eligible Inventory may only be changed and any new criteria for Eligible Inventory may only be established by Administrative Agent in good faith, upon notice to Borrower Agent, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent the Administrative Agent has no written notice thereof from the Borrower Agent prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Administrative Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible Real Property” shall mean, as to any Borrower, Real Property owned by such Borrower in fee simple but shall not include: (i) Real Property which is not operated by a Borrower except as the Administrative Agent may otherwise agree; (ii) Real Property subject to a security interest, Lien, mortgage or other encumbrance in favor of any person other than the Administrative Agent (and other than those permitted under Section 8.2 (Liens, Etc.) hereof or are subject to an intercreditor agreement in form and substance satisfactory to the Administrative Agent between the holder of such Lien and Administrative Agent); (iii) Real Property that is not located in the continental United States of America; (iv) Real Property that is not subject to the valid and enforceable, first priority, perfected security interest, Lien and Mortgage of the Administrative Agent; (v) Real Property where the Administrative Agent reasonably determines that issues relating to compliance with Environmental Laws adversely affect such Real Property in such manner that such Real Property would not be acceptable for purposes of including it in the calculation of the Borrowing Base based on the customary practices, procedures and policies of Administrative Agent and its Affiliates; (vi) Real Property improved with residential housing; (vii) if reasonably requested by Administrative Agent, Real Property for which Administrative Agent shall not have received a then current environmental audit conducted by an independent environmental engineering firm reasonably acceptable to the Administrative Agent (based on the Administrative Agent’s list of approved firms) and in form, scope, substance and methodology reasonably satisfactory to the Administrative Agent, the results of which are satisfactory to the Administrative Agent; (viii) if requested by the Administrative Agent, Real Property for which the Administrative Agent shall not have received, in form and substance reasonably satisfactory to the Administrative Agent, a valid and effective title insurance policy (whether in the form of a pro form policy or a marked up title policy commitment) issued by a company reasonably acceptable to the Administrative Agent: (A) insuring the priority, amount and sufficiency of the Mortgage with respect to such Real Property, (B) insuring against matters that would be disclosed by surveys and (C) containing any legally available endorsements, assurances or affirmative coverage reasonably requested by the Administrative Agent for protection of its interests and which the Borrowers can obtain on commercially reasonable terms or (ix) any Real Property acquired by any Loan Party after the Effective Date which the Administrative Agent shall not have received an appraisal with respect to such parcel in form and substance satisfactory to the Administrative Agent and performed by an appraiser that is satisfactory to the Administrative Agent. Any Real Property subject to a Mortgage that is not Eligible Real Property shall nevertheless be part of the Collateral.

“Entitlement Holder” has the meaning given to such term in the UCC.

“Entitlement Order” has the meaning given to such term in the UCC.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human or animal health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

“Environmental Liabilities and Costs” means, with respect to any Loan Party, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and whether arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Loan Party.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” has the meaning given to such term in Article 9 of the UCC.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Loan Party, and any Person under common control or treated as a single employer. with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a reportable event described in Section 4043(b) (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or the treatment of a plan amendment as termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a Lien under Section 412 of the Code or

Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the loss of the tax-qualified status of a Benefit Plan or any related trust under Section 401 or 501 of the Code or (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

“Eurodollar Base Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, the rate of interest determined by the Administrative Agent to be the rate per annum at which deposits in Dollars are offered by the principal office of Citibank in London to major banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Eurodollar Rate Loan of Citibank for a period equal to such Interest Period.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the Assignment and Acceptance or, in connection with a Facility Increase, on the Lender Joinder Agreement by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

“Eurodollar Rate Loan” means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1 (Events of Default).

“Excess Availability” means, at any time, (a) the Maximum Credit at such time minus (b) the aggregate Revolving Credit Outstandings at such time.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary in respect of which either (a) the pledge of all of the Stock of such Subsidiary as Collateral to secure payment of the Obligations of the Loan Parties, (b) the grant of a Lien on any of its property as Collateral to secure payment of the Obligations of the Loan Parties or (c) the guaranteeing by such Subsidiary of the Obligations of the Loan Parties, would, in the good faith judgment of the Borrowers based on an analysis reasonably satisfactory to the Administrative Agent, result in materially adverse tax consequences to Holdings and its Subsidiaries, taken as a whole; provided, however, that no such Subsidiary shall be an Excluded Foreign Subsidiary if, with substantially similar tax consequences, such Subsidiary has entered into Guaranty Obligations in respect of, such Subsidiary has granted a security interest in any of its property to secure, or more than 66% of the voting power of the Stock of such Subsidiary has been pledged to secure, directly or indirectly, any obligations under the Term Loan Facility or any Indebtedness (other than the Obligations) of any Loan Party.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Existing Loan Documents” means the “Financing Agreements” under and as defined in the Existing Credit Agreement.

“Existing Revolving Loans” means the “Revolving Loans” under and as defined in the Existing Credit Agreement.

“Facility” means the Revolving Credit Commitments and the provisions herein related to the Loans, Swing Loans and Letters of Credit.

“Facility Increase” has the meaning specified in Section 2.18(a) (Facility Increase).

“Facility Increase Effective Date” has the meaning specified in Section 2.18(b) (Facility Increase).

“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable Security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Board of Directors of the Borrower Agent (or if less than $5,000,000, by the chief financial officer) or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set forth in such appraisal and (b) with respect to any marketable Security at any date, the closing sale price of such Security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such Security, the final price for the purchase of such Security at face value quoted on such Business Day by a financial institution of nationally recognized standing regularly dealing in Securities of such type.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letter” shall mean the letter dated as of May 4, 2007, addressed to Holdings from Citigroup Global Markets, Inc. and accepted by the Borrowers on May 4, 2007, with respect to certain fees to be paid from time to time to Citigroup Global Markets, Inc. and the Syndication Agents and the Lenders.

“Financial Asset” has the meaning given to such term in Article 8 of the UCC.

“Financial Statements” means the financial statements of Holdings and its Subsidiaries delivered in accordance with Section 6.1 (Financial Statements).

“Financing Agreements” means, collectively, this Agreement, the Revolving Credit Notes (if any), the Guaranty, the Fee Letter, each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Intercreditor Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the Saturday closest to January 31 in the following calendar year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) EBITDA of such Person for such period to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum, determined on a Consolidated basis, of (a) the Cash Interest Expense of such Person and its Subsidiaries for such period, (b) scheduled payments of principal on Indebtedness of such Person and its Subsidiaries having a scheduled due date during such period, (c) all cash dividends paid by such Person and its Subsidiaries on Stock in respect of such period to Persons other than such Person and its Subsidiaries, (d) all Capital Expenditures (excluding Capital Expenditures financed with the proceeds of Indebtedness permitted under Section 8.1(i) and insurance proceeds obtained in connection with property, plant and equipment) and (e) the cash portion of any Provision for Taxes paid in such period (net of any tax refunds paid to any Loan Party) and unpaid amounts of any Provision for Taxes the last date for payment of which before becoming past due occurs during such period.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

“General Intangible” has the meaning given to such term in Article 9 of the UCC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange and any supranational bodies such as the European Union or the European Central Bank.

“Guarantors” means Holdings and each Subsidiary Guarantor.

“Guaranty” means the guaranty, in substantially the form of Exhibit H (Form of Guaranty), executed by the Guarantors.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for such Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Inactive Subsidiary” means any Subsidiary, direct or indirect, that (a) has total assets not in excess of $50,000; (b) conducts no business; and (c) has no Indebtedness; provided,

that, if more than one Subsidiary is deemed an Inactive Subsidiary pursuant to this definition, all Inactive Subsidiaries shall be considered to be a single Consolidated Subsidiary for purposes of determining whether the conditions specified above are satisfied.

“Indebtedness” means, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all Capital Lease Obligations; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all reimbursement obligations of such Person with respect to letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (f) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual Lien, on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided, that, to the extent that such Indebtedness is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of the amount of such Indebtedness and the value of the assets securing such Indebtedness; and (g) all obligations of such Person in respect of any Hedging Contracts; provided that, (x) in no event shall obligations with respect to any Hedging Contract be deemed “Indebtedness” for any purpose except as provided in the following clause (y), and (y) all Indebtedness referred to in the preceding clause (x) of any Person shall be zero unless and until there is an early termination event (or equivalent) under such Hedging Contract, in which case, for purposes of Section 9.1(e), the amount of such Indebtedness shall be the termination payment due thereunder by such Person.

“Indemnified Matter” has the meaning specified in Section 11.4 (Indemnities).

“Indemnitee” has the meaning specified in Section 11.4 (Indemnities).

“Initial Inventory Appraisals” means that certain report prepared by Great American Group for Citigroup Global Markets, Inc. and titled “Inventory Valuation and Appraisal-April 2007 (Inventory as of February 3, 2007)”.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of May 15, 2006, by and among Holdings, the Borrowers, Goldman Sachs Credit Partners L.P., administrative agent and collateral agent for the holders of the Term Loan Facility, the lenders party thereto, and the Existing Administrative Agent, in the form attached hereto as Exhibit N.

“Interest Expense” means, for any Person for any period, (a) Consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) Consolidated net gains of such Person and its Subsidiaries under Interest Rate Contracts for such period and minus (c) any Consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Revolving Credit Lenders, nine or twelve months thereafter), as selected by the Borrower Agent in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 (Borrowing Procedures) or 2.11 (Conversion/Continuation Option) and (b) thereafter, if such Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11 (Conversion/Continuation Option), a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two, three or six months thereafter (or if deposits of such duration are available to all Revolving Credit Lenders, nine or twelve months thereafter), as selected by the Borrower Agent in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11 (Conversion/Continuation Option); provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) the Borrower Agent may not select any Interest Period that ends after the Scheduled Termination Date or any date on which the Borrower Agent indicated that it intends to terminate the Revolving Credit Commitments in accordance with Section 2.5 (Reduction and Termination of the Revolving Credit Commitments);

(iv) the Borrower Agent may not select any Interest Period in respect of Loans having an aggregate principal amount of less than $1,000,000; and

(v) there shall be outstanding at any one time no more than eight (8) Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“In-Transit Inventory” means Inventory located outside of the United States or is in transit within or outside of the United States to any Borrower from vendors and suppliers that has not yet been received into a distribution center or store of such Borrower.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, or (ii) a beneficial interest in any Security issued by, any other Person, (b) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business and (c) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuer” or (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the Borrower Agent by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower Agent to be bound by the terms hereof applicable to Issuers.

“J. Crew Card” shall mean the private label credit card issued by World Financial Network National Bank pursuant to the Credit Card Agreement of Operating with such bank (or any subsequent Credit Card Issuer with respect to such private label credit card) to customers or prospective customers of Borrowers.

“Leases” means, with respect to any Person, all of those leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means the Swing Loan Lender, Revolving Credit Lender and each other financial institution or other entity that (a) is listed on the signature pages hereof as a “Lender” or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance or, in connection with a Facility Increase, a Lender Joinder Agreement.

“Lender Joinder Agreement” means a joinder agreement substantially in the form attached hereto as Exhibit M (Form of Lender Joinder Agreement) or such other form as may be reasonably acceptable to the Administrative Agent.

“Letter of Credit” means any letter of credit Issued (or deemed Issued) pursuant to Section 2.4 (Letters of Credit).

“Letter of Credit Obligations” means, at any time, the Dollar Equivalent of the aggregate of all liabilities at such time of any Loan Party to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(a)(v) (Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 2.4(c) (Letters of Credit).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever giving rise to an interest in property and intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement or the interest of a lessor under a Capital Lease.

“Loan” means any loan made by any Lender pursuant to this Agreement, including, without limitation, Swing Loans.

“Loan Party” means each of Holdings, the Borrowers, each Subsidiary Guarantor and each other Subsidiary of the Borrowers that executes and delivers a Financing Agreement.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Holdings and its Subsidiaries, taken as a whole, (b) the perfection or priority of the security interests and Liens of Administrative Agent upon the Collateral; (c) the Collateral or its value, (d) the ability of Borrowers to repay the Obligations or of Borrowers or Guarantors to perform their obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of the Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the material rights and remedies of the Administrative Agent and Lenders under this Agreement or any of the other Financing Agreements (taken as a whole).

“Material Domestic Subsidiary” means a Domestic Subsidiary that is not a Non-Material Domestic Subsidiary.

“Maximum Credit” means, at any time, the lesser of (i) the Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base at such time minus the aggregate amount of any Reserve in effect at such time.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgage Supporting Documents” means, with respect to a Mortgage for a parcel of Real Property, title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), ALTA (or TLTA, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements to such title insurance as reasonably requested by the Administrative Agent), copies of all existing environmental assessments and reports, an opinion of counsel regarding the validity and enforceability of each mortgage in each jurisdiction where a Mortgage is granted, in form and substance reasonably satisfactory to the Administrative Agent and evidence of payment of fees, insurance premiums and taxes due, as set forth on an invoice of each applicable title insurer to create, register and perfect a valid Lien on such parcel of Real Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Liens permitted under Section 8.2 or other Liens as the Administrative Agent may approve.

“Mortgages” means the mortgages, deeds of trust or other real estate security documents made or required herein to be made by the Borrowers or any other Loan Party, each in form consistent with those delivered under the Existing Credit Agreement prior to the Effective Date.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrowers, any of their Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Cash Proceeds” means, (a) with respect to any Asset Sale, an amount equal to (i) cash or Cash Equivalents (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by any Loan Party from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (x) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (y) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Obligations) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (z) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Loan Party in connection with such Asset Sale and (b) with respect to any Property Loss Event, an amount equal to (i) cash or Cash Equivalents received by any Loan Party (x) under any casualty insurance policy in respect of a covered loss thereunder or (y) as a result of the taking of any assets of any Loan Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii)(x) any actual and reasonable costs incurred by any Loan Party in connection with the adjustment or settlement of any claims in respect thereof (including any legal, accounting and advisory fees, and brokerage and sales commissions), and (y) any bona fide direct costs (including any legal, accounting and advisory fees, and brokerage and sales commissions) incurred in connection with any sale of such assets as referred to in the immediately preceding subclause (y) of this clause (b), including income taxes payable as a result of any gain recognized in connection therewith.

“Net Recovery Percentage” means the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent appraisal of Inventory received by the Administrative Agent in accordance with Section 6.11, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original cost of the aggregate amount of the Inventory subject to appraisal. The Net

Recovery Percentage for any category of Inventory used in determining the Borrowing Base shall be based on the applicable percentage in the most recent appraisal conducted as set forth in Section 6.11(b).

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness and (d) other non-cash interest.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c)(Amendments, Waivers, Etc.).

“Non-Funding Lender” has the meaning specified in Section 2.2(d) (Borrowing Procedures).

“Non-Material Domestic Subsidiary” means any Domestic Subsidiary the assets of which do not have a Fair Market Value in excess of $5,000,000; provided, however, the aggregate Fair Market Value of all assets held by all Non-Material Domestic Subsidiaries shall not exceed $25,000,000.

“Non-U.S. Lender” means each Lender (or the Administrative Agent) and each Issuer that is a foreign person as defined in Treasury Regulations Section 1.1441-1(c)(2).

“Notice of Borrowing” has the meaning specified in Section 2.2(a) (Borrowing Procedures).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11 (Conversion/Continuation Option).

“Obligations” means the Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn or other payment thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under this Agreement, any other Financing Agreement, Cash Management Documents and Hedging Contracts entered into with a Lender or an Affiliate of a Lender at a time when such Person (or its Affiliate) was a Lender, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit, cash management and, whether or not allowed to accrue in any insolvency proceeding, other fees, interest, charges, expenses, attorneys’ fees and disbursements, Cash Management Obligations and other sums chargeable to the Borrowers under this Agreement, any other Financing Agreement, any Cash Management Documents and any Hedging Contracts entered into with a Lender or an Affiliate of a Lender at a time when such Person (or its Affiliate) was a Lender, and all obligations of the Borrowers under any Financing Agreement to provide cash collateral for any Letter of Credit Obligation.

“Other Taxes” has the meaning specified in Section 2.16(b) (Taxes).

“Participant” has the meaning specified in Section 11.2(g).

“Patriot Act” means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), as currently amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means any Acquisition by Holdings or any of its Wholly-Owned Subsidiaries; provided, that:

(i) immediately prior to, and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable governmental authorizations;

(iii) in the case of the Acquisition of Stock of a Person, all of the Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Holdings in connection with such Acquisition shall be owned 100% by Holdings or a Subsidiary thereof, and Holdings shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Holdings, each of the actions set forth in Sections 7.11 and/or 7.14, as and when applicable;

(iv) If Holdings was required to comply with the financial covenant contained in Article V as of the last day of the Fiscal Quarter then most recently ended, Holdings and its Subsidiaries would have been in compliance with such financial covenant on a Pro Forma Basis after giving effect to such Acquisition as of the last day of the Fiscal Quarter then most recently ended;

(v) Borrower Agent shall have delivered to the Administrative Agent (A) at least 5 Business Days prior to the date of consummation of such proposed Acquisition, a Compliance Certificate evidencing compliance with Section 5.1 if required under clause (iv) above, and (B) general information with respect to such Acquisition as the Administrative Agent may reasonably request, including, without limitation, the aggregate consideration for such Acquisition; and

(vi) Excess Availability, determined on a Pro Forma Basis after giving effect to such Acquisition, shall not be less than $20,000,000.

“Permitted Holders” means, collectively, (a) TPG Partners II, L.P. and its Affiliates, (b) Millard S. Drexel and his immediate family members, (c) Emily Woods and her immediate family members and (d) trusts for the benefit of any of the forgoing Persons, or any of their heirs, executors, successors or legal representatives.

“Permitted Refinancing” means renewals, extensions, refinancings and refundings of Indebtedness permitted by Section 8.1(h), (i) or (j) that (a) are in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable to the Borrowers or any Subsidiary of the Borrowers obligated thereunder and (b) either have a weighted average maturity and final maturity (measured as of the date of such renewal, refinancing, extension or refunding) not shorter than that of such Indebtedness or the maturity thereof is after the Scheduled Termination Date.

“Permitted Seller Note” means a promissory note which is payable no earlier than the Scheduled Termination Date, containing subordination and other related provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of Holdings or any of its Subsidiaries incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pledge and Security Agreement” means the Amended and Restated Pledge and a Security Agreement, in substantially the form of Exhibit I (Form of Pledge and Security Agreement), executed by Holdings, each Borrower and each Subsidiary Guarantor.

“Pledged Debt Instruments” has the meaning ascribed to such term in the Pledge and Security Agreement.

“Pledged Stock” has the meaning ascribed to such term in the Pledge and Security Agreement.

“Pro Forma Basis” means, with respect to any determination for any period, that such determination shall be made giving pro forma effect to each Acquisition consummated during such period, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Acquisition and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in details in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith in accordance with Regulation S-X of the Securities Act of 1933.

“Proceeds” has the meaning given to such term in Article 9 of the UCC.

“Property Loss Event” means (a) any loss of or damage to property of any Loan Party or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance which exceeds $5,000,000 (individually or in the aggregate) or (b) any taking of property of any Loan Party or any of its Subsidiaries pursuant to the power of eminent domain, condemnation or other similar power of a Governmental Authority that results in the receipt by such Person of a compensation payment in respect thereof which exceeds $5,000,000 (individually or in the aggregate).

“Protective Advances” means all expenses, disbursements and advances incurred by the Administrative Agent pursuant to the Financing Agreements after the occurrence and during the continuance of a Default or Event of Default that the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof or to enhance the likelihood, or maximize the amount, of repayment of the Obligations.

“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

“Purchasing Lender” has the meaning specified in Section 11.7 (Sharing of Payments, Etc.).

“Qualified Cash” means unrestricted cash or Cash Equivalents of Borrowers that are subject to the valid, enforceable and first priority perfected security interest of the Administrative Agent in a Control Account or subject to an Approved Deposit Account, and which cash and Cash Equivalents are not subject to any other Lien, claim, except to the extent that the holder of any of the same has entered into an intercreditor agreement with the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (other than customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository, provided, that, for purposes of the amount of Qualified Cash included in the calculation of Borrowing Base, such amount may be reduced, at the Administrative Agent’s option, by any obligations owing to such institution and Borrowers shall provide such information with respect to such obligations as the Administrative Agent may from time to time request).

“Quarterly Excess Availability” means, for any Fiscal Quarter in any Fiscal Year, the average amount of Excess Availability on any date that occurs during that period.

“Ratable Portion” or (other than in the expression “equally and ratably”) “ratably” means, with respect to any Lender, the percentage obtained by dividing (a) the Revolving Credit Commitment of such Lender by (b) the aggregate Revolving Credit Commitments of all Lenders (or, at any time after the Revolving Credit Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to such Lender by the aggregate outstanding principal balance of the Revolving Credit Outstandings owing to all Lenders).

“Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests (other than with respect to retail store locations (including factory store locations)), together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

“Register” has the meaning specified in Section 2.7(b) (Evidence of Debt).

“Reimbursement Date” has the meaning specified in Section 2.4(h) (Letters of Credit).

“Reimbursement Obligations” means, as and when matured, the obligation of any Loan Party to pay, on the date payment is made or scheduled to be made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Letter of Credit Reimbursement Agreement) and in the currency drawn (or in such other currency as may be specified in the applicable Letter of Credit Reimbursement Agreement), all amounts of each drafts and other requests for payments drawn under Letters of Credit, and all other matured reimbursement or repayment obligations of any Loan Party to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” has the meaning specified in Section 10.9 (Collateral Matters Relating to Related Obligations)

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned, leased or operated by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises and licenses with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means, collectively, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Revolving Credit Commitments or, after the Revolving Credit Termination Date, more than fifty percent (50%) of the aggregate Revolving Credit Outstandings. A Non-Funding Lender shall not be included in the calculation of “Requisite Lenders.”

“Reserves” means, as of two Business Days after the date of written notice of any determination thereof to the Borrower Agent by the Administrative Agent, such amounts as the Administrative Agent may from time to time establish against the Facility, in the Administrative Agent’s reasonable discretion and in accordance with customary business practices for comparable asset based transactions (a) in order either (i) to preserve the value of the Collateral or the Administrative Agent’s Lien thereon or (ii) to provide for the payment of unanticipated liabilities of any Loan Party arising after the Effective Date and (b) in order to establish from time to time against the gross amounts of Eligible Credit Card Receivables, Eligible Inventory (including In-Transit Inventory) and Eligible Real Property to reflect risks or contingencies arising after the Effective Date that may affect any one or more class of such items in any material respect and that have not already been taken into account in the calculation of the Borrowing Base.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chief financial officer or vice president-controller of such Person (or if such Person is a limited liability company or limited partnership, the managing members or general partners, as applicable of such Person) but, in any event, with respect to financial matters, the chief financial officer of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Stock of Holdings, Operating or any Subsidiary of either of them, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Stock of Holdings, Operating or any Subsidiary or any option, warrant or other right to acquire any such shares of Stock of Holdings, Operating or any such Subsidiary.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and acquire interests in other Revolving Credit Outstandings in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I (Revolving Credit Commitments) under the caption “Revolving Credit Commitment,” as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement.

“Revolving Credit Lender” means each Lender that (a) has a Revolving Credit Commitment, (b) holds a Revolving Loan or (c) participates in any Letter of Credit.

“Revolving Credit Note” means a promissory note of each Borrower payable to the order of any Revolving Credit Lender in a principal amount equal to the amount of such Lender’s Revolving Credit Commitment evidencing the aggregate Indebtedness of such Borrower to such Lender resulting from the Loans owing to such Lender.

“Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the Loans outstanding at such time, (b) the Letter of Credit Obligations outstanding at such time and (c) the principal amount of the Swing Loans outstanding at such time.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Termination Date, (b) the date of termination of all of the Revolving Credit Commitments pursuant to Section 2.5 (Reduction and Termination of the Revolving Credit Commitments) and (c) the date on which the Obligations become due and payable pursuant to Section 9.2 (Remedies).

“Revolving Loan” has the meaning specified in Section 2.1 (The Revolving Credit Commitments).

“S&P” means Standard & Poor’s Rating Services.

“Scheduled Termination Date” means May 4, 2013.

“Secured Obligations” means, in the case of the Borrowers, the Obligations and, in the case of any other Loan Party, the obligations of such Loan Party under the Guaranty and the other Financing Agreements to which it is a party.

“Secured Parties” means the Lenders, the Issuers, the Administrative Agent and any other holder of any Secured Obligation.

“Securities Account” has the meaning given to such term in Article 8 of the UCC.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement.

“Securities Intermediary” has the meaning given to such term in Article 8 of the UCC.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling Lender” has the meaning specified in Section 11.7(Sharing of Payments, Etc.).

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity, of which an aggregate of more than 50% of the outstanding Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Domestic Subsidiary of Holdings party to or that becomes party to the Guaranty.

“Substitute Institution” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Substitution Notice” has the meaning specified in Section 2.17 (Substitution of Lenders).

“Swing Loan” has the meaning specified in Section 2.3 (Swing Loans).

“Swing Loan Lender” means Citicorp or any other Revolving Credit Lender that becomes the Administrative Agent or agrees, with the approval of the Administrative Agent and the Borrowers, to act as the Swing Loan Lender hereunder, in each case in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” has the meaning specified in Section 2.3(b) (Swing Loans).

“Swing Loan Sublimit” means $20,000,000.

“Syndication Agents” has the meaning specified in the preamble to this Agreement.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8(a) (Taxes).

“Taxes” has the meaning specified in Section 2.16(a) (Taxes).

“Term Loan Collateral” has the meaning specified in the Intercreditor Agreement.

“Term Loan Documents” means, collectively, each agreement, certificate or other document executed by a Loan Party in connection with or pursuant to any portion of the Term Loan Facility.

“Term Loan Facility” means that certain Credit and Guaranty Agreement, dated as of May 15, 2006, by and among Operating as borrower, Holdings and other subsidiaries of Holdings as guarantors, Goldman Sachs Credit Partners LP, as the administrative agent and the collateral agent, Goldman Sachs Credit Partners LP and Bear, Stearns & Co. Inc., as joint lead arrangers and joint bookrunners, the lenders party thereto.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended form time to time (including corresponding provisions of succeeding regulations).

“UCC” has the meaning specified in the Pledge and Security Agreement.

“Unused Commitment Fee” has the meaning specified in Section 2.12(a) (Fees).

“Value” shall mean, as determined by the Administrative Agent in good faith, with respect to Inventory, the lower of (a) cost (computed on a first-in first-out basis in accordance with GAAP) and (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the Value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received by the Administrative Agent prior to the date hereof, if any.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, as may be required by law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

Section 1.2 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Section 1.3 Accounting Terms and Principles

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Article V (Financial Covenants)) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any

successors thereto) and such change is adopted by the Borrowers and results in a change in any of the calculations required to determine ongoing compliance with Article V (Financial Covenants) or Article VIII (Negative Covenants) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Borrowers shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V (Financial Covenants) or Article VIII (Negative Covenants) shall be given effect until such provisions are amended to reflect such changes in GAAP.

(c) For purposes of making all financial calculations to determine compliance with Article V (Financial Covenants) or Article VIII (Negative Covenants), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired by the Loan Party (including through Permitted Acquisitions) after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrowers on a Pro Forma Basis.

Section 1.4 Conversion of Foreign Currencies

(a) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Loan Party in any document delivered to the Administrative Agent. The Administrative Agent may determine or predetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender or Issuer.

(b) Rounding-Off. The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or whole cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.5 Certain Terms

(a) The terms “herein,” “hereof”, “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Financing Agreement, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Financing Agreement means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuer” and “Administrative Agent” include, without limitation, their respective successors.

ARTICLE II

THE FACILITY

Section 2.1 The Revolving Credit Commitments

On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Lender be obligated to make a Revolving Loan in excess of such Lender’s Ratable Portion of the Maximum Credit. Within the limits of the Revolving Credit Commitment of each Lender, amounts of Loans repaid may be reborrowed under this Section 2.1. On the Effective Date, all Existing Revolving Loans shall be deemed Loans outstanding under this Agreement.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made on notice given by the Borrower Agent to the Administrative Agent not later than 11:00 a.m. (New York time) (i) one Business Day, in the case of a Borrowing of Base Rate Loans, and (ii) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a “Notice of Borrowing”), specifying (A) the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Periods for any such Eurodollar Rate Loans and (E) the Maximum Credit (after giving effect to the proposed Borrowing). The Loans shall be made as Base Rate Loans unless, subject to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Notwithstanding anything to the contrary contained in Section 2.3(a) (Swing Loans), if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Administrative Agent may make a Swing Loan available to the Borrowers in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. Each Borrowing shall be in an aggregate amount of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, the applicable interest rate determined pursuant to Section 2.14(a) (Determination of Interest Rate). Each Lender shall, before 1:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.), in immediately available funds, such Lender’s Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.)) (i) on the Effective Date, of the applicable conditions set forth in Section 3.1 (Conditions Precedent to Effective Date) and (ii) at any time (including the Effective Date), of the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), and, subject to clause (c) below, after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the Borrowers.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If the Borrowers shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrowers.

(d) The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a “Non-Funding Lender”, if the Administrative Agent shall have notified the Borrower Agent of such Lender’s failure to make such payment), including any payment in respect of its participation in Swing Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

Section 2.3 Swing Loans

(a) On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make, in Dollars, loans (each a “Swing Loan”) otherwise available to the Borrowers under the Facility from time to time on any Business Day during the period from the Effective Date until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Loan made by the Swing Loan Lender hereunder in its capacity as the Swing Loan Lender) not to exceed the Swing Loan Sublimit; provided, however, that at no time shall the Swing Loan Lender make any Swing Loan to the extent that, after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit; provided, further, that in the event that the Swing Loan Lender and the Administrative Agent are not the same Person, then the Swing Loan Lender shall only make a Swing Loan after having given prior notice thereof to the Administrative Agent. Each Swing Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing hereunder and shall in any event mature no later than the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b) In order to request a Swing Loan, the Borrower Agent shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit D (Form of Swing Loan Request), setting forth the requested amount and date of such Swing Loan (a “Swing Loan Request”), to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed borrowing. The Administrative Agent shall promptly notify the Swing Loan Lender of the details of the requested Swing Loan. Subject to the terms of this Agreement, the Swing Loan Lender may make a Swing Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the Borrowers on the date set forth in the relevant Swing Loan Request. The Swing Loan Lender shall not make any Swing Loan (other than a Protective Advance) in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall not on such date be satisfied, and ending when such conditions are satisfied. The Swing Loan Lender shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the making of any Swing Loan.

(c) [Intentionally Omitted].

(d) The Swing Loan Lender may demand at any time that each Lender pay to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (e) below, such Lender’s Ratable Portion of all or a portion of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Loans demanded to be paid.

(e) The Administrative Agent shall forward each demand referred to in clause (d) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such notice or demand received on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each Lender’s Ratable Portion of the aggregate principal amount of the Swing Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 (Conditions Precedent to Each Loan and Letter of

Credit) and 2.1 (The Revolving Credit Commitments) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (f) below, be deemed to have made a Revolving Loan to the Borrowers in the amount of such payment. The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, such Lender shall be deemed to be a Non-Funding Lender and the Borrowers shall repay such Swing Loan on demand.

(f) Upon the occurrence of a Default under Section 9.1(f) (Events of Default), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (e) above, which participation shall be in a principal amount equal to such Lender’s Ratable Portion of such Swing Loan, by paying to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (e) above, in immediately available funds, an amount equal to such Lender’s Ratable Portion of such Swing Loan. If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(g) From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (e) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (f) above, the Swing Loan Lender shall promptly distribute to such Lender such Lender’s Ratable Portion of all payments of principal and interest received by the Swing Loan Lender on account of such Swing Loan other than those received from a Lender pursuant to clause (e) or (f) above.

Section 2.4 Letters of Credit

(a)(x) On the Effective Date all “Letters of Credit” issued under and as defined in the Existing Credit Agreement shall be deemed to be Letters of Credit issued and outstanding under this Agreement and (y) on the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue at the request of the Borrower Agent and for the account of the Borrowers or any of the Borrowers’ Subsidiaries one or more Letters of Credit from time to time on any Business Day during the period commencing on the Effective Date and ending on the earlier of the Revolving Credit Termination Date and 30 days prior to the Scheduled Termination Date (or such later date as agreed to by the Administrative Agent); provided, however, that no Issuer shall be under any obligation to Issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv) and (v)(A) below, shall not Issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator having binding powers shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any

Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the Effective Date or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the Effective Date and that such Issuer in good faith deems material to it;

(ii) such Issuer shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the Issuance of such Letter of Credit, the aggregate Revolving Credit Outstandings would exceed the Maximum Credit at such time;

(iv) such Letter of Credit is requested to be denominated in any currency other than Dollars, except as may be approved by the Administrative Agent and such Issuer, each in their sole discretion; or

(v)(A) any fees due in connection with a requested Issuance have not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuer or (C) the Issuer for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, applications, agreements and other documentation (collectively, a “Letter of Credit Reimbursement Agreement”) such Issuer generally employs in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit.

None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit. Any Letter of Credit which has been or deemed Issued hereunder may be amended at any time to reduce the amount outstanding thereunder.

(b) In no event shall the expiration date of any Letter of Credit be more than one year after the date of issuance thereof; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, on or before the expiration of each such term and each such period, the Borrowers and the Issuer of such Letter of Credit shall have the option to prevent such renewal; and provided, further, that, for any Letter of Credit having an expiration date after the Scheduled Termination Date, the Borrowers agree to deliver to the Administrative Agent on or prior to the Scheduled Termination Date a letter of credit or letters of credit in form and substance acceptable to the Administrative Agent and issued by a bank acceptable to the Administrative Agent, in each case in its sole discretion, and/or cash collateral in an amount equal to 101% of the maximum drawable amount of any such Letter of Credit.

(c) In connection with the Issuance of each Letter of Credit, the Borrower Agent shall give the relevant Issuer and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit E (Form of Letter of Credit Request) (or in such other written or electronic form as is acceptable to such Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall specify the Issuer of such Letter of Credit, the face amount of the Letter of Credit requested, the date on which such

Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuer and the Administrative Agent not later than 11:00 a.m. (New York time) on the last Business Day on which such notice can be given under the first sentence of this clause (c).

(d) Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the Borrowers in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(v)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuer of such Letter of Credit and its Affiliates, clause (a)(v) (A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuer shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) have been satisfied in connection with the Issuance of any Letter of Credit.

(e) The Borrowers agree that, if requested by the Issuer of any Letter of Credit prior to the issuance of a Letter of Credit, it shall execute a Letter of Credit Reimbursement Agreement in respect to any Letter of Credit Issued hereunder. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuer shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the Issuance of any Letter of Credit Issued by it, of all drawings under any Letter of Credit Issued by it and of the payment (or the failure to pay when due) by the Borrowers of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the Borrowers separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the Borrowers or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuer shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Ratable Portion, in such Letter of Credit and the obligations of the Borrowers with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The Borrowers agree to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after the Borrower Agent receives written notice from such Issuer that payment has been made under such Letter of Credit in accordance with its terms (the “Reimbursement Date”), irrespective of any claim, set-off, defense or other right that the Borrowers may have at any time against such Issuer or any other Person. In the event that any Issuer makes any payment under any Letter of Credit in accordance with its terms and the Borrowers shall not have repaid such amount to such Issuer pursuant to this clause (h) (directly or by application of the deemed Loans described below in this clause (h)) or any such payment by the Borrowers is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Loans that are Base Rate Loans, and such Issuer shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Ratable Portion of such payment (or the Dollar Equivalent thereof if such payment was made in any currency other than Dollars) in immediately available Dollars. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 9.1(f) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the Borrowers in the principal amount of such payment. Whenever any Issuer receives from the Borrowers a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from a Lender pursuant to this clause (h), such Issuer shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuer, such Lender shall be deemed to be a Non-Funding Lender and such Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuer, at a rate per annum equal to the rate applicable to Base Rate Loans under the Facility.

(j) The Borrowers’ obligations to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Financing Agreement, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Financing Agreement;

(iii) the existence of any claim, set off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Financing Agreement or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not strictly comply, but that does substantially comply, with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuer to the Borrowers or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuer.

Section 2.5 Reduction and Termination of the Revolving Credit Commitments

The Borrowers may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders without premium or penalty other than any amount required to be paid by the Borrowers pursuant to Section 2.14(e) (Breakage Costs); provided, however, that each partial reduction shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.6 Repayment of Loans

The Borrowers promise to repay the entire unpaid principal amount of the Loans and the Swing Loans on the Scheduled Termination Date or earlier, if otherwise required by the terms hereof.

Section 2.7 Evidence of Debt

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified a Special Purpose Vehicle as such to the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership in which such Lender shall register by book entry (i) the name and address of each such Participant and Special Purpose Vehicle (and each change thereto, whether by assignment or otherwise) and (ii) the rights, interest or obligation of each such Participant and Special Purpose Vehicle in any Obligation, in any Revolving Credit Commitment and in any right to receive payment hereunder.

(b)(i) The Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 11.8 (Notices, Etc.) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the Administrative Agent’s, each Lender’s and each Issuer’s interest in each Loan, each Letter of Credit and each Reimbursement Obligation, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrowers solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the Issuers, (2) the Revolving Credit Commitments of each Lender from time to time, (3) the amount of each Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (4) the amount of any drawn Letters of Credit, (5) the amount of any principal or interest due and payable, and paid, by the Borrowers to, or for the account of, each Lender hereunder, (6) the amount that is due and payable, and paid, by the Borrowers to, or for the account of, each Issuer, including the amount of Letter Credit Obligations (specifying the amount of any Reimbursement Obligations) due and payable to an Issuer, and (7) the amount of any sum received by the Administrative

Agent hereunder from the Borrowers, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Financing Agreements and each Lender’s and Issuer’s, as the case may be, share thereof, if applicable.

(ii) Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Revolving Credit Notes evidencing such Loans) and the drawn Letters of Credit are registered obligations and the right, title, and interest of the Lenders and the Issuers and their assignees in and to such Loans or drawn Letters of Credit, as the case may be, shall be transferable only upon notation of such transfer in the Register. A Revolving Credit Note shall only evidence the Lender’s or a registered assignee’s right, title and interest in and to the related Loan, and in no event is any such Revolving Credit Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 11.2 (Assignments and Participations) shall be construed so that the Loans and drawn Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

(c) The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the Issuers shall treat each Person whose name is recorded in the Register as a Lender or as an Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or Issuer shall be available for inspection by the Borrowers, the Administrative Agent, such Lender or such Issuer at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrowers execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrowers hereunder, the Borrowers shall promptly execute and deliver a Revolving Credit Note or Revolving Credit Notes to such Lender evidencing the Loans of such Lender, substantially in the form of Exhibit B (Form of Revolving Credit Note).

Section 2.8 Optional Prepayments

The Borrowers may prepay the outstanding principal amount of the Loans and Swing Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan is made by the Borrowers other than on the last day of an Interest Period for such Loan, the Borrowers shall also pay any amount owing pursuant to Section 2.14(e) (Breakage Costs).

Section 2.9 Mandatory Prepayments

(a) If at any time, the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Maximum Credit at such time, the Borrowers shall forthwith, upon notification by the Administrative Agent, prepay the Swing Loans first and then the other Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the aggregate outstanding Swing Loans and the other Loans, the Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 (Actions in Respect of Letters of Credit) in an amount equal to 101% of such excess.

(b) Upon receipt by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale referred to in Section 8.4(b) or Property Loss Event, subject to the Intercreditor Agreement, the Borrower shall promptly (but in any event within 5 Business Days of such receipt) prepay the Loans (or if at such time Excess Availability is less than $20,000,000, provide cash collateral in respect of Letters of Credit) in an amount equal to 100% of such Net Cash Proceeds; provided, however, this clause (b) shall not apply to the extent the applicable Loan Party (directly or indirectly through one of its Subsidiaries) uses the Net Cash Proceeds of such Asset Sale or Property Loss Event to reinvest in long-term productive assets of the general type used in the business of the Loan Parties or, in the case of a Property Loss Event, to effect repairs, in each case not later than the date occurring 360 days after such Asset Sale or Property Loss Event; provided further that the applicable Loan Party or Subsidiary shall have an additional 180 days to complete such reinvestment if (w) the intended reinvestment cannot be completed within such 360-day period after its receipt of such Net Asset Sale Proceeds, (x) the applicable Loan Party or Subsidiary shall have entered into binding commitments with third parties to complete such reinvestment, (y) the applicable Loan Party or Subsidiary diligently pursues the consummation of such reinvestment as soon as is reasonably practicable and (z) the Borrower Agent, during such 360-day period, delivers a certificate of a Responsible Officer to the Administrative Agent certifying as to compliance with clauses (w) through (z) hereof.

(c) Subject to Section 2.14(e) (Breakage Costs) hereof, all such payments in respect of the Loans pursuant to this Section 2.9 shall be without premium or penalty. All interest accrued on the principal amount of the Loans paid pursuant to this Section 2.9 shall be paid, or may be charged by the Administrative Agent to any loan account(s) of Borrowers, at the Administrative Agent’s option, on the date of such payment. Interest shall accrue and be due, until the next Business Day, if the amount so paid by Borrowers to the bank account designated by the Administrative Agent for such purpose is received in such bank account after 3:00 p.m, New York City time.

Section 2.10 Interest

(a) Rate of Interest. All Loans and the outstanding amount of all other Obligations owing under the Financing Agreements shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

(i) if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time and (B) the Applicable Margin for Loans that are Base Rate Loans; and

(ii) if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the Applicable Margin in effect from time to time during such Interest Period.

(b) Interest Payments. (i) Interest accrued on each Base Rate Loan (other than Swing Loans) shall be payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Base Rate Loan and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on Swing Loans shall be payable in arrears on the first Business Day of the immediately succeeding calendar month, (iii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Loan and, if such Interest Period has a duration of more than three months, on each date during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iv) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

(c) Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and the amount of all other Obligations then due and payable shall bear interest at a rate that is two percent per annum in excess of the rate of interest applicable to such Loans or other Obligations from time to time. Such interest shall be payable on the date that would otherwise be applicable to such interest pursuant to clause (b) above or otherwise on demand.

Section 2.11 Conversion/Continuation Option

(a) The Borrowers may elect (i) at any time on any Business Day, to convert Base Rate Loans (other than Swing Loans) or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Each conversion or continuation shall be allocated among the Loans of each Lender in accordance with such Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least two Business Days’ prior written notice specifying (A) the amount and type of Loan being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of such conversion.

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period shall be permitted at any time at which (A) an Event of Default shall have occurred and be continuing or (B) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower Agent containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the applicable Interest Period, such Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Section 2.12 Fees

(a) Unused Commitment Fee. The Borrowers agree to pay in immediately available Dollars to the Administrative Agent for the account of each Lender a commitment fee on the average daily amount by which the Revolving Credit Commitment of such Lender exceeds such Lender’s Ratable Portion of the sum of (i) the aggregate outstanding principal amount of Loans and (ii) the outstanding amount of the aggregate Letter of Credit Undrawn Amounts from the Effective Date through the Revolving Credit Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Effective Date and (y) on the Revolving Credit Termination Date. For the avoidance of doubt, any Swing Loans outstanding shall reduce the Revolving Credit Commitment of the Swing Loan Lender in its capacity as a Lender.

(b) Letter of Credit Fees. The Borrowers agree to pay the following amounts with respect to Letters of Credit issued by any Issuer:

(i) to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee equal to 0.10% per annum of the Dollar Equivalent of the average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date;

(ii) to the Administrative Agent for the ratable benefit of the Lenders, with respect to each Letter of Credit, a fee accruing in Dollars at a rate per annum equal to 0.40% per annum multiplied by the Dollar Equivalent average daily maximum undrawn face amount of such Letter of Credit for the immediately preceding calendar quarter (or portion thereof), payable in arrears (A) on the first Business Day of each calendar quarter, commencing on the first such Business Day following the issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased by two percent per annum (instead of, and not in addition to, any increase pursuant to Section 2.10(c) (Interest)) and shall be payable on demand; and

(iii) to the Issuer of any Letter of Credit, with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, customary documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of issuance, amendment, transfer or drawing, as the case may be.

(c) Additional Fees. The Borrowers have agreed to pay to the Administrative Agent and the Arrangers additional fees, the amount and dates of payment of which are embodied in the Fee Letter.

Section 2.13 Payments and Computations

(a) The Borrowers shall make each payment hereunder (including fees and expenses) not later than 11:00 a.m. (New York time) on the day when due, in the currency specified herein (or, if no such currency is specified, in Dollars) to the Administrative Agent at its address referred to in Section 11.8 (Notices, Etc.) in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans), Section 2.15 (Capital Adequacy) or Section 2.16 (Taxes) shall be paid only to the affected Lender or Lenders and amounts payable with respect to Swing Loans shall be paid only to the Swing Loan Lender. Payments received by the Administrative Agent after 11:00 a.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days with respect to Eurodollar Rate Loans and 365/366 days with respect to all other computations, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by the Borrowers of any Loan, Reimbursement Obligation (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other Obligation owing under any Financing Agreement shall be made in Dollars; provided, however, that (i) the Letter of Credit Reimbursement Agreement for a Letter of Credit may specify another currency for the Reimbursement Obligation in respect of such Letter of Credit and (ii) other than for payments in respect of a Loan or Reimbursement Obligation, Financing Agreements duly executed by the Administrative Agent may specify other currencies of payment for Obligations created by or directly related to such Financing Agreement.

(d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied as follows: first, to repay any such Loans outstanding as Base Rate Loans and then, to repay any such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

(e) Unless the Administrative Agent shall have received notice from the Borrowers to the Lenders prior to the date on which any payment is due hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrowers shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

(f) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below (or required to be applied in accordance with Section 2.9 (Mandatory Prepayments)), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrowers shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers, second, to pay all other Obligations then due and payable and third, as the Borrower Agent so designates. Payments in respect of Swing Loans received by the Administrative Agent shall be distributed to the Swing Loan Lender; payments in respect of Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Ratable Portion; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuers as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

(g) The Borrowers hereby irrevocably waive the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agree that during the continuance of an Event of Default, and notwithstanding clause (f) above, the Administrative Agent may in its sole discretion, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 9.2 (Remedies), shall deliver a notice to each Deposit Account Bank and Control Account for each Approved Deposit Account and Approved Securities Intermediary (instructing them to cease complying with any instructions from any Loan Party and to transfer all funds therein to the Administrative Agent) and the Administrative Agent shall apply all payments in respect of any Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrowers;

(ii) second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

(iii) third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuers;

(iv) fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuers;

(v) fifth, to pay interest then due and payable in respect of the Loans and Reimbursement Obligations;

(vi) sixth, to pay or prepay principal amounts on the Loans and Reimbursement Obligations, to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3 (Actions in Respect of Letters of Credit), and to pay Cash Management Obligations and amounts owing with respect to Hedging Contracts, ratably to the aggregate principal amount of such Loans, Reimbursement Obligations and Letter of Credit Undrawn Amounts, Cash Management Obligations and Obligations owing with respect to Hedging Contracts; and

(vii) seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Secured Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Protective Advances and Swing Loans pro rata until such Protective Advances and Swing Loans are paid in full and then to repay the Loans. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) above may at any time and from time to time be changed by the agreement of all Lenders without necessity of notice to or consent of or approval by the Borrowers, any Secured Party that is not a Lender or Issuer or by any other Person that is not a Lender or Issuer. The order of priority set forth in clauses (i), (ii), (iii) and (iv) above may be changed only with the prior written consent of the Administrative Agent in addition to that of all Lenders.

(h) At the option of the Administrative Agent, principal on the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums due and payable in respect of the Loans and Protective Advances may be paid from the proceeds of Swing Loans or the Revolving Loans unless the Borrowers make such payments on the next succeeding Business Day after the Borrower Agent receives written notice from the Administrative Agent requesting such payments. The Borrower hereby authorizes the Swing Loan Lender to make such Swing Loans pursuant to Section 2.3(a) (Swing Loans) and the Lenders to make such Loans pursuant to Section 2.2(a) (Borrowing Procedures) from time to time in the amounts of any and all principal payable with respect to the Swing Loans, Reimbursement Obligations, interest, fees, expenses and other sums payable in respect of the Loans and Protective Advances, and further authorizes the Administrative Agent to give the Lenders notice of any Borrowing with respect to such Swing Loans and the Revolving Loans and to distribute the proceeds of such Swing Loans and the Revolving Loans to pay such amounts. The Borrowers agree that all such Swing Loans and the Revolving Loans so made shall be deemed to have been requested by it (irrespective of the satisfaction of the conditions in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit), which conditions the Lenders irrevocably waive) and directs that all proceeds thereof shall be used to pay such amounts.

Section 2.14 Special Provisions Governing Eurodollar Rate Loans

(a) Determination of Interest Rate

The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct and binding on the Loan Parties, absent manifest error.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that (i) the Administrative Agent reasonably determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower Agent and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower Agent that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

(c) Increased Costs

If at any time any Lender reasonably determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts reasonably determined by such Lender to be sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower Agent and the Administrative Agent by such Lender, shall be prima facie evidence of the amount of such increased costs.

(d) Illegality

Notwithstanding any other provision of this Agreement, if any Lender reasonably determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Effective Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Borrowers shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower Agent and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrowers’ right to request, and such Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

(e) Breakage Costs

In addition to all amounts required to be paid by the Borrowers pursuant to Section 2.10 (Interest), the Borrowers shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Rate Loans to the Borrowers) that such Lender shall reasonably determine it has sustained (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Borrower Agent or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11 (Conversion/Continuation Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid (including mandatorily pursuant to Section 2.9 (Mandatory Prepayments)) on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrowers to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrowers concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be prima facie evidence as to the amount of compensation due to such Lender, absent manifest error.

Section 2.15 Capital Adequacy

If at any time any Lender reasonably determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Effective Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order adopted or modified, or as to which interpretation has changed, after the Effective Date or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) given after the Effective Date shall have the effect of reducing the rate of return on such Lender’s (or any corporation controlling such Lender’s) capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts reasonably determined by such Lender to be sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrowers and the Administrative Agent by such Lender shall be prima facie evidence of such amounts.

Section 2.16 Taxes

(a) Except as otherwise provided in this Section 2.16 (Taxes), any and all payments by any Loan Party under each Financing Agreement to, or for the account of, any Lender, Issuer or the Administrative Agent shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender, each Issuer and the Administrative Agent (A) taxes measured by its net income or net profits, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender, such Issuer or the Administrative Agent (as the case may be) is organized and (B) any U.S. withholding taxes payable with respect to payments under the Financing Agreements under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of (x) an Eligible Assignee, the date of the Assignment and Acceptance, (y) a successor Administrative Agent, the date of the appointment of such Administrative Agent and (z) a successor Issuer, the date on which such Issuer becomes an Issuer) applicable to such Lender, such Issuer or the Administrative Agent, as the case may be, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Effective Date (or the date of such Assignment and Acceptance or the date of such appointment of such Administrative Agent or the date on which such Issuer becomes an Issuer), (ii) in the case of each Lender or each Issuer, taxes measured by its net income or net profits and franchise taxes imposed on it as a result of a present or former connection (other than a connection arising solely from this Agreement) between such Lender or such Issuer (as the case may be) and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein, and (iii) any taxes, levies, imposts, deductions, charges or withholdings, or any liabilities with respect thereto, to the extent imposed as a result of the unreasonable failure of the Administrative Agent or a Lender, as applicable, to provide upon a timely written demand by the Borrower Agent to the Administrative Agent any certificates, documents or other evidence required to qualify for an exemption from, or reduced rate of, any such taxes, levies, imposts, deductions, charges or withholdings as required by the immediately following subsection (f) or (g) as the case may be to be furnished by the Administrative Agent or such Lender, as applicable (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any Financing Agreement to any Lender, any Issuer or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16 (Taxes)), such Lender, such Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the relevant Loan Party shall make such deductions, (y) the relevant Loan Party shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (z) the relevant Loan Party shall deliver to the Administrative Agent evidence of such payment in accordance with Section 2.16(d).

(b) In addition, each Loan Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Financing Agreement or from the execution, delivery or registration of, or otherwise with respect to, any Financing Agreement (collectively, “Other Taxes”). Each Loan Party authorizes the Administrative Agent to pay such Other Taxes in the name of such Loan Party and, for such purpose, to submit a Notice of Borrowing for Loans in the currency such Other Taxes are owed (or, if not available, in Dollars) (i) after the occurrence and during the continuance of any Event of Default and in respect of any event occurring on the Effective Date and (ii) otherwise, with the consent of such Loan Party, in the name of the Loan Party owing such Other Taxes and in an aggregate principal amount not to exceed all amounts owing in respect of such Other Taxes. If such a Notice of Borrowing is prepared by the Administrative Agent, the Borrowing corresponding thereto shall be made without regard to the conditions precedent set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) and the proceeds thereof shall be disbursed to the Administrative Agent in the name of the Borrowers and shall be used by the Administrative Agent solely to pay such Other Taxes (any excess thereof to be used to repay such Borrowing). The Administrative Agent may also make Swing Loans and Protective Advances to pay such Other Taxes in the name of such Loan Party and may pay such Other Taxes and seek separate reimbursement of such Other Taxes hereunder as a Secured Obligation, unless the Borrowers agree to pay such Other Taxes on the next succeeding Business Day after the Borrower Agent receives written notice from the Administrative Agent requesting such payments and evidence of such payments have been provided to the Administrative Agent.

(c) If any Loan Party shall fail to pay any Tax or Other Tax when due, then each Loan Party shall, jointly and severally, indemnify each Lender, each Issuer and the Administrative Agent for the full amount of such Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16 (Taxes)) paid by such Lender, such Issuer or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 10 days from the date such Lender, such Issuer or the Administrative Agent (as the case may be) makes written demand therefor.

(d) As soon as practical after the date of any payment of Taxes or Other Taxes by any Loan Party pursuant to this Section 2.16 (Taxes), the Borrower Agent or relevant Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 11.8 (Notices, Etc.), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under the Guaranty, the agreements and obligations of such Loan Party contained in this Section 2.16 shall survive the payment in full of the Obligations.

(f) Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall, (w) on or prior to the date on which such Non-U.S. Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower Agent and the Administrative Agent, and (z) from time to time thereafter if requested by the Borrower Agent or the Administrative Agent, provide the Administrative Agent and the Borrower Agent with two completed originals of each of the following, as applicable: (A) Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form, (B) Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form, (C) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form or (D) any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender’s entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Financing Agreements.

Unless the Borrower Agent and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Financing Agreement to or for a Non-U.S. Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(g) Each U.S. Lender shall, (w) on or prior to the date on which such U.S. Lender becomes a Lender, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower Agent and the Administrative Agent and (z) from time to time if requested by the Borrower Agent or the Administrative Agent, provide the Administrative Agent and the Borrower Agent with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender, an Issuer or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulations section 1.6049-4(c)(1)(ii).

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.17 Substitution of Lenders; Mitigation

(a) In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower Agent of such illegality pursuant to Section 2.14(d) (Illegality), (C) any Loan Party is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, and (ii) in the case of clause (i)(A), and (B) above, Requisite Lenders are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the Borrowers may substitute any Lender or Lenders and, if reasonably acceptable to the Administrative Agent, one or more Eligible Assignees (a “Substitute Institution”) for such Affected Lender hereunder, after delivery of a written notice (a “Substitution Notice”) by the Borrowers to the Administrative Agent and the Affected Lender that the Borrowers intend to make such substitution.

(b) If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution(s) shall purchase, all rights and claims of such Affected Lender under the Financing Agreements, and the Substitute Institution(s) shall assume, and the Affected Lender shall be relieved of, the Affected Lender’s Revolving Credit Commitments and all other prior unperformed obligations of the Affected Lender under the Financing Agreements (other than in respect of any damages which, pursuant to Section 11.5 Limitation of Liability, do not include exemplary or punitive damages, to the extent permitted by applicable Requirements of Law in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Revolving Credit Outstandings, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance reasonably satisfactory to it and the Borrower Agent whereby the Substitute Institution shall agree to be bound by the terms hereof, (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities payable under the Financing Agreements which are accrued and unpaid through such effective date and (iv) the recording of such sale and purchase (and corresponding assignment) in the Register maintained by the Administrative Agent. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Lender” hereunder for all purposes of this Agreement having a Revolving Credit Commitment in the amount of such Affected Lender’s Revolving Credit Commitment assumed by it and such Revolving Credit Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Financing Agreements shall continue in favor of such Affected Lender.

(c) Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Revolving Credit Note (if such Loans are evidenced by a Revolving Credit Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

Section 2.18 Facility Increase

(a) General. The Borrower Agent may request, in writing, at any time prior to the Revolving Credit Termination Date one or more increases of the Revolving Credit Commitments in a principal amount of up to $50,000,000 in the aggregate (the “Facility Increase”); provided, however, that such increase must be in a minimum principal amount of at least $25,000,000 and integral multiples of $1,000,000 in excess thereof and will only become effective if (i) the Borrower Agent shall have given the Administrative Agent at least 10 Business Days’ notice of its intention to effect a Facility Increase and the desired amount of such Facility Increase, (ii) no Default or Event of Default has occurred and is continuing, (iii) one or more Lenders agree to participate in such Facility Increase (or a financial institution or other entity that meets the definition of “Eligible Assignee” reasonably acceptable to the Administrative Agent and the Borrowers agree to accept an offer to commit to such increase as provided below) and (iv) the conditions precedent to a Borrowing set forth in Section 3.2 (Conditions Precedent to Each Loan and Letter of Credit) are satisfied as of such date.

(b) Procedures. The Borrowers shall offer such increase to (x) the existing Lenders (although no existing Lender shall be obligated to commit to such increase) or (y) other Eligible Assignees reasonably acceptable to the Administrative Agent, provided, however, that the minimum Revolving Credit Commitment of each such new Eligible Assignee accepting a Revolving Credit Commitment as part of such Facility Increase equals or exceeds $5,000,000, and such Lender or Eligible Assignee executes a Lender Joinder Agreement pursuant to which such Lender agrees to commit to all or a portion of such Facility Increase and, in the case of an Eligible Assignee, to be bound by the terms of this Agreement as a Lender. On the effective date provided for in such Lender Joinder Agreement providing for a Facility Increase (each a “Facility Increase Effective Date”), the Revolving Credit Commitments will be increased by the amount committed to by each Lender or Eligible Assignee on the Facility Increase Effective Date. In the

event there are Lenders and Eligible Assignees that have committed to a Facility Increase in excess of the maximum amount requested (or permitted), then the Administrative Agent shall have the right to allocate such commitments on whatever basis the Administrative Agent determines is appropriate in consultation with the Borrower Agent.

(c) Funding of Facility Increase. On each Facility Increase Effective Date, each Lender and Eligible Assignee providing a portion of the Facility Increase shall transfer immediately available funds to the Administrative Agent in an amount equal to its Ratable Portion (after giving effect to such Facility Increase) of outstanding Loans. The Administrative Agent shall distribute such amount ratably among the Lenders.

Section 2.19 Appointment of Borrower Agent as Agent.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement and the other Financing Agreements from the Administrative Agent or any Lender in the name or on behalf of such Borrower. The Administrative Agent and Lenders may disburse the Loans to such bank account of Borrower Agent or a Borrower or otherwise make such Loans to a Borrower and issue a Letter of Credit for the account of a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Loan Party. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 2.19.

(c) Borrower Agent shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of the Borrowers, or the issuance of any Letters of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(d) Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Borrower Agent as its agent to receive statements on account and all other notices from the Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(e) Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Borrower Agent shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(f) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to the Administrative Agent.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Effective Date

The effectiveness of this Agreement shall be subject to the satisfaction or due waiver in accordance with Section 11.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent (the date on which such conditions are satisfied or waived being herein called the “Effective Date”):

(a) Certain Documents. The Administrative Agent shall have received on or prior to the Effective Date (and, to the extent any Borrowing of any Eurodollar Rate Loans is requested to be made on the Effective Date, in respect of the Notice of Borrowing for such Eurodollar Rate Loans, at least three Business Days prior to the Effective Date) each of the following, each dated the Effective Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

(i) this Agreement, duly executed and delivered by the Borrowers and, for the account of each Lender requesting the same, a Revolving Credit Note of the Borrowers conforming to the requirements set forth herein;

(ii) the Guaranty, duly executed and delivered by Holdings and each Domestic Subsidiary (other than an Inactive Subsidiary) that has guaranteed the Term Loan Facility;

(iii) the Pledge and Security Agreement, duly executed and delivered by Holdings and each of its Domestic Subsidiaries;

(iv) the Master Assignment and Resignation Agreement, in substantially the form attached hereto as Exhibit O, duly executed by the Borrowers, the Guarantors, the Existing Agent under the Existing Credit Agreement Administrative Agent;

(v) Assignments of the mortgages delivered under the Existing Credit Agreement in favor of the Existing Agent for all of the owned Real Properties of the Loan Parties identified on Schedule 4.19 (Real Property) (except as may be agreed to by the Administrative Agent), together with down-date endorsements of existing title policies for each of the owned Real Properties in favor of the Administrative Agent insuring the mortgages as assigned by the assignments and copies of all other Mortgage Supporting Documents relating thereto available to the Borrowers;

(vi) a favorable opinion of (A) Alston & Bird LLP, counsel to the Loan Parties, in substantially the form of Exhibit G (Form of Opinion of Counsel for the Loan Parties) and (B) counsel to the Loan Parties in North Carolina and Virginia, in each case addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

(vii) a copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Loan Party, certified as of a recent date by the Secretary of State of the state of organization or formation of such Loan Party, in each case together with certificates of such official attesting to the good standing of each such Loan Party in such state, and certificates regarding the good standing of such Loan Parties issued by the Secretaries of State of the jurisdictions set forth on Schedule 3.1(a)(vii) (Foreign Qualifications);

(viii) a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (A) the names and true signatures of each officer of such Loan Party that has been authorized to execute and deliver any Financing Agreement or other document required hereunder to be executed and delivered by or on behalf of such Loan Party on or before the Effective Date, (B) the by-laws (or equivalent Constituent Document) of such Loan Party as in effect on the date of such certification, (C) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Financing Agreements to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Loan Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (vii) above;

(ix) certificates of insurance evidencing that the insurance policies required by Section 7.5 (Maintenance of Insurance) are in full force and effect, together with, unless otherwise agreed by the Administrative Agent, endorsements naming the Administrative Agent, on behalf of the Secured Parties, as an additional insured or loss payee under all liability and property insurance policies to be maintained with respect to the properties of the Borrowers and their Subsidiaries that constitute Collateral, subject to the Intercreditor Agreement; and

(x) a certificate of a Responsible Officer to the effect that (A) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Financing Agreements shall be true and correct in all material respects on and as of the Closing Date and shall be true and correct in all material respects on and as of any such date after the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and (B) no Default or Event of Default shall have occurred and be continuing.

(xi) such other certificates, documents, agreements and information respecting any Loan Party as any Lender through the Administrative Agent may reasonably request.

(b) Fee and Expenses Paid. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, all fees and expenses (including reasonable and documented fees and expenses of counsel to the Administrative Agent) due and payable on or before the Effective Date (including all such fees described in the Fee Letter) under or in connection with this Agreement.

(c) Consents, Etc. The Loan Parties shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each Loan Party lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Financing Agreements to which each of them, respectively, is, or shall on the Effective Date be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (ii) to create and perfect the Liens on the Collateral to be owned by each of them.

(d) Minimum Excess Availability. On the Effective Date, Excess Availability shall not be less than $20,000,000 (after giving effect to Loans made hereunder).

(e) Material Adverse Effect. Since February 3, 2007, there shall not have occurred a Material Adverse Effect.

(f) Additional Matters. The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

Section 3.2 Conditions Precedent to Each Loan and Letter of Credit

The obligation of each Lender on any date (including the Effective Date) to make any Loan and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) Request for Borrowing or Issuance of Letter of Credit. With respect to any Loan (other than Loans outstanding under the Existing Credit Agreement and being continued under this Agreement), the Administrative Agent shall have received a duly executed Notice of Borrowing (or, in the case of Swing Loans, a duly executed Swing Loan Request), and, with respect to any Letter of Credit, the Administrative Agent and the Issuer shall have received a duly executed Letter of Credit Request.

(b) Representations and Warranties; No Defaults. The following statements shall be true on the date of such Loan or Issuance, both immediately before and immediately after giving effect thereto and, in the case of any Loan, giving effect to the application of the proceeds thereof:

(i) the representations and warranties set forth in Article IV (Representations and Warranties) and in the other Financing Agreements shall be true and correct in all material respects on and as of the Effective Date and shall be true and correct in all material respects on and as of any such date after the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing.

(c) Borrowing Base. After giving effect to the Loans or Letters of Credit requested to be made or Issued on any such date and the use of proceeds thereof, the Revolving Credit Outstandings shall not exceed the Maximum Credit at such time.

(d) No Legal Impediments. The making of the Loans or the Issuance of such Letter of Credit on such date does not violate any Requirement of Law on the date of or immediately following such Loan or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Each submission by the Borrower Agent to the Administrative Agent of a Notice of Borrowing or a Swing Loan Request and the acceptance by the Borrowers of the proceeds of each Loan requested therein, and each submission by the Borrowers to an Issuer of a Letter of Credit Request, and the Issuance of each Letter of Credit requested therein, shall be deemed to constitute a representation and warranty by the Borrowers as to the matters specified in clause (b) above on the date of the making of such Loan or the Issuance of such Letter of Credit.

Section 3.3 Determinations of Effective Date Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Effective Date), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Financing Agreements shall have received notice from such Lender prior to the Borrowing on the Effective Date, borrowing of Swing Loans or Issuance or deemed Issuance hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of such Borrowing or Swing Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each of Holdings and each Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date and after giving effect to the making of the Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i) (Conditions Precedent to Each Loan and Letter of Credit):

Section 4.1 Corporate Existence; Compliance with Law

Each Loan Party and its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, except where the failure to be so duly organized, validly existing and in good standing could not reasonably be expected to have a Material Adverse Effect, (b) is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, except where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all material provisions of its Constituent Documents and (e) is in compliance with all applicable Requirements of Law (including the Anti-Terrorism Order and the Patriot Act) except where the failure to be in compliance could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

Section 4.2 Corporate Power; Authorization; Enforceable Obligations

(a) The execution, delivery and performance by each Loan Party of the Financing Agreements to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Loan Party’s powers as a corporation, limited liability company, partnership or other form of business entity;

(ii) have been or, at the time of delivery thereof, will have been duly authorized by all necessary corporate, limited liability company, partnership or similar action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene or violate such Loan Party’s Constituent Documents, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, except where such violation could not reasonably be expected to have a Material Adverse Effect, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of any material Contractual Obligation of such Loan Party, except where such conflict, breach, default, termination or acceleration could not reasonably be expected to have a Material Adverse Effect or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than (x) those in favor of the Secured Parties pursuant to the Collateral Documents and (y) Liens permitted by Section 8.2(Liens, Etc.); and

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority, other than those that have been or will be, prior to the Effective Date or on or prior to the date such Person becomes a Loan Party, obtained or made, and each of which is or will be, at the appropriate time, in full force and effect, except where failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

(b) This Agreement has been, and each of the other Financing Agreements will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. This Agreement is, and the other Financing Agreements will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies and general principles of equity.

Section 4.3 Ownership of Subsidiaries; Borrower Information

(a) Set forth on Schedule 4.3 (Ownership of Subsidiaries; Borrower Information) is a complete and accurate list showing, as of the date hereof, all Subsidiaries of the Loan Parties and, as to each such Subsidiary, the aggregate percentage of the outstanding Stock owned (directly or indirectly) by the Loan Parties. Except as set forth on such Schedule, no Stock of any Subsidiary of any Loan Party is as of the date hereof, subject to any outstanding option, warrant, right of conversion or purchase of any similar right. All of the outstanding Stock of each Subsidiary of the Loan Parties owned (directly or indirectly) by each Loan Party has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by such Loan Party or a Subsidiary of such Loan Party, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and Liens permitted under Section 8.2).

(b) Each of C&W Outlet Inc., a New York corporation, ERL, Inc., a New Jersey corporation, and J. Crew Virginia, Inc., is an Inactive Subsidiary and does not and will not engage in any business or commercial activities and each does not and will not own or hold any assets or properties, except that J. Crew Virginia, Inc., a Virginia corporation, may engage in activities in connection with the issuance of gift cards and store credits for and on behalf of Borrowers. J. Crew Virginia, Inc. does not and will not engage in any other business or activity and does not and will not hold any assets or properties.

Section 4.4 Financial Statements

The Consolidated balance sheet of Holdings and its Subsidiaries as at February 3, 2007, and the related Consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended, certified by the Borrowers’ Accountants, fairly present in all material respects, the Consolidated financial condition of Holdings and its Subsidiaries as at such dates and the Consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

Section 4.5 Material Adverse Effect

Since February 3, 2007, there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

Section 4.6 Solvency

Each Loan Party is and, upon the incurrence of any Obligation by such Loan Party on any date on which this representation and warranty is made, will be, Solvent.

Section 4.7 Litigation

Except as set forth on Schedule 4.7 (Litigation), there are no pending, or to the knowledge of Holdings or any of its Subsidiaries, threatened, actions, investigations or proceedings affecting any Loan Party or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Loan Party required or contemplated by any Financing Agreement is not restrained or enjoined (either temporarily, preliminarily or permanently).

Section 4.8 Taxes

Each Loan Party has timely filed all federal, state, local and foreign income and franchise and other material tax returns, reports and statements required to be filed and paid and discharged before the same have become delinquent, all lawful governmental claims, taxes, assessments, charges and levis, except (x) where contested in good faith by proper proceedings and adequate reserves thereof have been established on the books of such Loan Party in conformity with GAAP or (y) where the failure to pay and discharge such delinquent claims, taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Full Disclosure

The written information prepared or furnished by or on behalf of any Loan Party in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading in any material respect in light of the circumstances in which the same were made.

Section 4.10 Margin Regulations

No Loan Party is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.11 No Defaults

No Default or Event of Default has occurred and is continuing.

Section 4.12 Investment Company Act

Neither Holdings nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.13 Use of Proceeds

The proceeds of the Loans and the Letters of Credit are being used by the Borrowers (and, to the extent distributed to them by the Borrowers, each other Loan Party) solely for working capital and general corporate purposes.

Section 4.14 [Intentionally Omitted]

Section 4.15 Labor Matters

Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries and (b) no strike or work stoppage in existence involving Holdings or any of its Subsidiaries, except (with respect to any matter specified in clause (a) or (b) above) such as is not reasonably likely to have a Material Adverse Effect.

Section 4.16 ERISA

(a) As of the date hereof, there are no Title IV Plans or Multiemployer Plans.

(b) Each Benefit Plan, and each related trust thereunder, intended to qualify for tax-qualified status under Section 401 or 501 of the Code so qualifies, except where such failures, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Except for those that could not reasonably be expected to, in the aggregate, have a Material Adverse Effect, (i) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law, (ii) there are no existing or pending (or, to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party incurs or otherwise has or could have an obligation or any liability and (iii) no ERISA Event is reasonably expected to occur.

(d) On the Effective Date no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

Section 4.17 Environmental Matters

(a) No Loan Party or any Real Property is subject to any pending claim, order, proceeding or governmental investigation, nor to the knowledge of any Loan Party has any of the foregoing been threatened in writing, under or pursuant to Environmental Laws other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) No Real Property owned, operated or leased by any Loan Party is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

Section 4.18 [Intentionally Omitted]

Section 4.19 Title; Real Property

(a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all Real Property and good title or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, except where the failure to have such good and marketable title, or valid leasehold interests, could not reasonably be expected to have a Material Adverse Effect, and none of the Loan Parties’ properties and assets is subject to any Lien, except Liens permitted under Section 8.2 (Liens, Etc.).

(b) Set forth on Schedule 4.19 (Real Property) is, as of the date hereof, a complete and accurate list of all Real Property, including without limitation, all Leases of each Loan Party and its Subsidiaries and showing, as of the date hereof, the current street address (including, where applicable, county, state and other relevant jurisdictions), record owner or landlord (if leased) and, where applicable, lessee thereof.

(c) All Permits required to have been issued or appropriate to enable all Real Property of any Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Credit Card Agreements.

Set forth in Schedule 4.20 (Credit Card Agreements) hereto is, as of the date hereof, a correct and complete list of all of the Credit Card Agreements between or among any Borrower or any of its Affiliates, on the one hand, the Credit Card Issuers, the Credit Card Processors and any of their Affiliates, on the other hand.

Section 4.21 Intercreditor Agreement

Exhibit N attaches the true, correct and complete copy of the Intercreditor Agreement which, as of the date hereof, has not been amended, modified or supplemented in any form since such May 15, 2006.

ARTICLE V

FINANCIAL COVENANTS

Each Loan Party agrees with the Lenders, the Issuers and the Administrative Agent to the following as long as any Obligation or any Revolving Credit Commitment remains outstanding, unless the Requisite Lenders otherwise consent in writing:

Section 5.1 Minimum Fixed Charge Coverage Ratio

At any time Excess Availability is less than $20,000,000, the Fixed Charge Coverage Ratio of Holdings and its Subsidiaries (on a Consolidated basis) for the immediately preceding four consecutive Fiscal Quarters (treated as a single account period) ending on the last day of the most recent Fiscal Quarter for which financial statements of Holdings and its Subsidiaries have been provided pursuant to Section 6.1(a) shall be not less than 1.10 to 1.00 with respect to such period.

ARTICLE VI

REPORTING COVENANTS

Each Loan Party agree with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 6.1 Financial Statements

Subject to Section 6.16 (Electronic Delivery of Information), the Borrower Agent shall furnish to the Administrative Agent each of the following:

(a) Quarterly Reports. Within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year, an unaudited Consolidated balance sheet of Holdings and its Subsidiaries as of the close of such Fiscal Quarter and the related unaudited Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form, in the case of the statement of income, the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of Holdings as fairly presenting, in all material respects, the Consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(b) Annual Reports. Within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and related Consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such Consolidated Financial Statements, without qualification as to the scope of the audit or as to the Borrowers being a going concern by the Borrowers’ Accountants, together with the report of such accounting firm stating that (i) such Financial Statements fairly present, in all material respects, the Consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrowers’ Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (ii) the examination by the Borrowers’ Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards, and accompanied by a certificate stating, and subject to Statement on Auditing Standards 62, that in the course of the regular audit of the business of the Holdings and its Subsidiaries such accounting firm has obtained no knowledge that a Default or Event of Default in respect of the financial covenants contained in Article V (Financial Covenants) has occurred and is continuing, or, if in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing in respect of such financial covenants, a statement as to the nature thereof.

(c) Compliance Certificate. Together with each delivery of any Financial Statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Borrowers (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining the Quarterly Excess Availability (for purposes of determining the Applicable Margin) and demonstrating compliance with the financial covenant contained in Article V (Financial Covenants) but only if and to the extent compliance with such financial covenant was required during the applicable period and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Borrowers propose to take with respect thereto.

(d) Business Plan. Within 60 days after the end of each Fiscal Year, the annual business plan of Holdings and its Subsidiaries for the next succeeding Fiscal Year prepared on a Consolidated basis for each Fiscal Quarter in such Fiscal Year which shall include a Consolidated balance sheet and income statement and statement of cash flows for Holdings and its Subsidiaries for each such Fiscal Quarter.

Section 6.2 Default Notices

As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Loan Party has actual knowledge of the existence of any (A) Default, Event of Default or other event having had, or having any reasonable likelihood of causing, or resulting in, a Material Adverse Effect or (B) any “Default”, “Event of Default” (as such terms are defined under the Term Loan Facility) or other event having had, or having any reasonable likelihood of causing, or resulting in, a “Material Adverse Effect” (as such term is defined under the Term Loan Facility), in each case in clauses (A) and (B) above, the Borrowers shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

Section 6.3 Litigation

Subject to Section 6.16 (Electronic Delivery of Information), promptly after the commencement thereof, the Borrower Agent shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator affecting any Loan Party that (i) seeks injunctive or similar relief or (ii) exposes such Loan Party to liability that, in the case of either clause (i) or (ii), could reasonably be expected to have a Material Adverse Effect.

Section 6.4 [Intentionally Omitted]

Section 6.5 SEC Filings

Subject to Section 6.16 (Electronic Delivery of Information), promptly after the sending or filing thereof, the Borrower Agent shall send the Administrative Agent copies of (a) all reports that Holdings sends to its security holders generally, and (b) all reports and registration statements that any Loan Party files with the Securities and Exchange Commission or any national or foreign securities exchange or the National Association of Securities Dealers, Inc.

Section 6.6 Labor Relations

Subject to Section 6.16 (Electronic Delivery of Information), promptly after becoming aware of the same, the Borrower Agent shall give the Administrative Agent written notice of (a) any material labor dispute to which any Loan Party is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities, and (b) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person, in each case in clause (a) and (b) that could reasonably be expected to have a Material Adverse Effect.

Section 6.7 Tax Returns

Upon the request of any Lender, through the Administrative Agent, the Borrower Agent shall provide copies of all federal, state, local and foreign tax returns and reports filed by any Loan Party in respect of taxes measured by income (excluding sales, use, property and like taxes).

Section 6.8 Insurance

As soon as is practicable and in any event by the last day of each Fiscal Year, the Borrower Agent shall furnish the Administrative Agent evidence reasonably satisfactory to the Administrative Agent of all material insurance coverage maintained by the Loan Parties.

Section 6.9 ERISA Matters

The Borrower Agent shall furnish the Administrative Agent each of the following:

(a) promptly and in any event within 30 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, written notice describing such event; and

(b) promptly and in any event within 10 days after any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a written statement of a Responsible Officer of the Borrower Agent describing such ERISA Event or waiver request and any action, that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.10 Environmental Matters

Subject to Section 6.16 (Electronic Delivery of Information), the Borrower Agent shall provide the Administrative Agent promptly and in any event within 10 days after any Loan Party learning of any of the following, written notice of each of the following:

(a) that any Loan Party is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect;

(b) the receipt by any Loan Party of notification that any real or personal property of such Loan Party is or is reasonably likely to be subject to any Environmental Lien that could reasonably be expected to have a Material Adverse Effect;

(c) the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by such Loan Party that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, could not reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect;

(d) the commencement of any judicial or administrative proceeding or investigation alleging a violation of or liability under any Environmental Law, that, in the aggregate, could reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect;

(e) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Agreement.

Section 6.11 Borrowing Base Determination

(a) Borrower Agent shall provide Administrative Agent with the following documents in a form reasonably satisfactory to Administrative Agent as soon as possible after the end of each fiscal month (but in any event within fifteen (15) Business Days after the end thereof) so long as no Default or Event of Default exists and Excess Availability shall be greater than $20,000,000 (and more frequently as Administrative Agent may require at any time a Default or Event of Default exists or Excess Availability is less than $20,000,000), a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding applicable period as to the Accounts and Eligible Inventory, duly completed and executed by a Responsible Officer of the Borrower Agent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;

(b) The Borrowers shall conduct, or shall cause to be conducted, at their reasonable expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, updates to the Initial Inventory Appraisal that shall be in form and substance and from third-party appraisers reasonably acceptable to the Administrative Agent (the “Updated Inventory Appraisal”) for the purpose of determining the amount of the Borrowing Base attributable to Inventory; provided, however, that as long as no Default or Event of Default exists and is continuing and as long as Excess Availability is greater than $20,000,000, the Borrowers shall not be required to conduct Updated Inventory Appraisals more than (x) 0 times in any period of 12 consecutive months if no Obligations are outstanding under this Facility, (y) once in any period of 12 consecutive months if Obligations are outstanding under this Facility, and (z) twice in any period of 12 consecutive months if Excess Availability is less than $20,000,000;

(c) The Administrative Agent may carry out investigations and reviews of each Loan Parties’ property at the reasonable expense of the Borrowers (including field audits conducted by the Administrative Agent) (“Field Examination”); provided, however, that as long as no Default or Event of Default exists and is continuing and as long as Excess Availability is greater than $20,000,000, the Administrative Agent shall carry out Field Examinations, no more than (x) 0 times in any period of 12 consecutive months if no Obligations are outstanding under this Facility, (y) one time in any period of 12 consecutive months if Obligations are outstanding under this Facility, and (z) twice in any period of 12 consecutive months if Excess Availability is less than $20,000,000. The Borrowers shall furnish to the Administrative Agent any information that the Administrative Agent may reasonably request regarding the determination and calculation of the Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(d) Concurrent with delivery to the agent under the Term Loan Facility, or at any time as Administrative Agent may request at Borrowers’ expense on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Administrative Agent written appraisals as to the Intellectual Property.

(e) Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of the Administrative Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Administrative Agent in its good faith, the determination of Administrative Agent shall govern and be conclusive and binding upon Borrowers and Guarantors, absent manifest error. Without limiting the foregoing, Borrowers shall furnish to Administrative Agent any information which Administrative Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate. The Borrowing Base may be adjusted based on the information set forth in the reports received by Administrative Agent pursuant to Section 6.11(a)(i) above.

Section 6.12 [Intentionally Omitted]

Section 6.13 Tax Reporting

In the event that any of the Borrowers determines that it intends to treat any of the Loans, the Letters of Credit, or the related transactions contemplated hereby as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, the Borrower Agent shall give the Administrative Agent written notice thereof and shall deliver to the Administrative Agent all IRS forms required in connection therewith.

Section 6.14 New Collateral Locations

Each Loan Party may only open any new location within the continental United States provided such Loan Party (a) gives Administrative Agent ten (10) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Administrative Agent such agreements, documents, and instruments as Administrative Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, without limiting the obligations of Borrowers and Guarantors pursuant to Section 7.1 (Preservation of Corporate Existence, Etc.) hereof or otherwise hereunder, the Loan Parties shall not be required to comply with the foregoing conditions with respect to the opening by them of any new retail or factory store locations.

Section 6.15 Other Information

The Borrowers shall provide the Administrative Agent or any Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of Holdings, the Borrowers or any Subsidiary of the Borrowers as the Administrative Agent or such Lender may from time to time reasonably request.

Section 6.16 Electronic Delivery of Information

(a) The Borrowers may deliver documents, materials and other information required to be delivered pursuant to Article VI (collectively, “Information”) in an electronic format acceptable to the Administrative Agent by e-mailing any such Information to an e-mail address of the Administrative Agent as specified by the Administrative Agent to the Borrower Agent from time to time. Any Information provided in such manner shall only be deemed to have been delivered to the Administrative Agent and the Lenders on the date on which the Administrative Agent posts such Information on the Borrowers’ behalf (which the Administrative Agent agrees to do promptly upon receipt from the Borrower Agent) on an internet or intranet website to which each Lender and the Administrative Agent has access, whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Administrative Agent.

(b) In addition, the Borrowers may deliver Information required to be delivered pursuant to this Article VI, by posting any such Information to Holding’s internet website (as of the Agreement Date, www.jcrew.com). Any such Information provided in such manner shall only be deemed to have been delivered to the Administrative Agent or a Lender on the date on which the Administrative Agent or such Lender, as applicable, receives notice from the Borrower that such Information has been posted to the Borrower’s internet website. In addition to any manner permitted by Section 11.8, the Borrower may notify the Administrative Agent or a Lender that Information has been posted to such a website by causing an e-mail notification to be sent to an e-mail address specified from time to time by the Administrative Agent or such Lender, as applicable.

(c) Notwithstanding anything in this Section to the contrary, the obligations of the Borrowers to deliver (i) the financial statements referred to in Sections 6.1(a) and (b) shall be satisfied when Holdings files its Form 10-Q and 10-K, respectively, with the Securities and Exchange Commission, (ii) notices required under Section 6.3, 6.6 or 6.10 shall be satisfied when Holdings files a Form 8-K with the Securities and Exchange Commission regarding the matters referred to in such Section, and (iii) the reports required to be delivered under Section 6.5 shall be satisfied to the extent Holdings files such reports with the Securities and Exchange Commission.

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Loan Party agrees with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 7.1 Preservation of Corporate Existence, Etc.

Each Loan Party shall preserve and maintain its legal existence, except as permitted by Section 8.4.

Section 7.2 Compliance with Laws, Etc.

Each Loan Party shall comply with all applicable Requirements of Law and Permits, except where the failure so to comply could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

Section 7.3 Conduct of Business

From and after the Effective Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by the Loan Parties on the Effective Date, and any business reasonably incidental, related, ancillary or complimentary thereto.

Section 7.4 Payment of Taxes, Etc.

Each Loan Party shall pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except (x) where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of such Loan Party in conformity with GAAP or (y) where the failure to pay and discharge of such delinquent claims, taxes, assessments, charges and levies could not reasonably be expected to have a Material Adverse Effect.

Section 7.5 Maintenance of Insurance

Each Loan Party shall (a) maintain or cause to be maintained insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Loan Party operates, and, in any event, all insurance required by any Collateral Documents and (b) cause all property and liability insurance relating to Holdings or any other Loan Party to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and to provide that no cancellation, or material decrease in coverage shall be effective with respect to the Administrative Agent and the Lenders until after 30 days’ written notice thereof to the Administrative Agent. Without limiting the generality of the foregoing, Holdings shall maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons established reputation engaged in similar businesses.

Section 7.6 Access

Each Loan Party shall from time to time permit the Administrative Agent, or any agents or representatives thereof, upon at least two Business Days prior written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of each

Loan Party, (b) visit the properties of each Loan Party, (c) discuss the affairs, finances and accounts of each Loan Party with any officer or director of such Loan Party and (d) communicate directly with any certified public accountants (including the Borrowers’ Accountants).

Section 7.7 Keeping of Books

Each Loan Party shall keep proper books of record and account in conformity with GAAP of all financial transactions and the assets and business of each Loan Party.

Section 7.8 Maintenance of Properties, Etc.

Each Loan Party shall maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not reasonably expected to, in the aggregate, have a Material Adverse Effect.

Section 7.9 Application of Proceeds

The Borrowers (and, to the extent distributed to them by the Borrowers, each Loan Party) shall use the entire amount of the proceeds of the Loans as provided in Section 4.13(Use of Proceeds).

Section 7.10 Environmental

Each Loan Party shall comply with all Environmental Laws except where the failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect, and, without limiting the foregoing, the Borrowers shall, at their sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of any Loan Party incurring Environmental Liabilities and Costs which could reasonably be expected to have a Material Adverse Effect, take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws as required by this Section.

Section 7.11 Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Effective Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Effective Date), each Loan Party shall promptly do each of the following, unless otherwise agreed by the Administrative Agent:

(a) deliver to the Administrative Agent such duly-executed supplements and amendments to the Guaranty (or, in the case of any Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign guarantees and related documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent reasonably determines are necessary in order to ensure that each Subsidiary of each Loan Party that has entered into Guaranty Obligations in respect of the Indebtedness of any Loan Party owing under the Term Loan Facility or any other Person that has entered into any such Guaranty Obligations guaranties, as primary obligor and not as surety, the full and punctual payment when due of the Obligations or any part thereof; provided, however, in no event shall any Excluded Foreign Subsidiary be required to guaranty the payment of the Obligations unless the Borrower Agent and the Administrative Agent otherwise agree and; provided, further, the terms of this clause (a) shall only apply to Material Domestic Subsidiaries of the Loan Parties solely after the satisfaction in full of all of the obligations outstanding under the Term Loan Facility and the Borrower Agent has provided the Administrative Agent evidence of the termination of such Term Loan Facility;

(b) deliver to the Administrative Agent such duly-executed joinder and amendments to the Pledge and Security Agreement and, if applicable, other Collateral Documents (or, in the case of any such Subsidiary of any Loan Party that is not a Domestic Subsidiary or that holds shares in any Person that is not a Domestic Subsidiary, foreign charges, pledges, security agreements and other Collateral Documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to (i) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in the Stock and Stock Equivalents and other debt Securities owned by any Loan Party or any Subsidiary of any Loan Party that has entered into Guaranty Obligations in respect of the Indebtedness of any Loan Party made under the Term Loan Facility or any other Person that has entered into any such Guaranty Obligations and (ii) effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid, perfected and enforceable first-priority security interest in all property interests and other assets of any Loan Party or any Subsidiary of any Loan Party that has entered into Guaranty Obligations in respect of the Indebtedness of any Loan Party made under the Term Loan Facility or any other Person that has entered into any such Guaranty Obligations; provided, however, in no event shall (x) any Loan Party or any of its Subsidiaries, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (y) any assets of any Excluded Foreign Subsidiary be required to be pledged, unless the Borrower and the Administrative Agent otherwise agree and; provided, further, the terms of this clause (b) shall only apply to Material Domestic Subsidiaries of the Loan Parties solely after the satisfaction in full of all of the obligations outstanding under the Term Loan Facility and the Borrower Agent has provided the Administrative Agent evidence of the termination of such Term Loan Facility;

(c) deliver to the Administrative Agent all certificates, instruments and other documents representing all Pledged Stock, Pledged Debt Instruments and all other Stock, Stock Equivalents and other debt Securities being pledged pursuant to the joinders, amendments and foreign agreements executed pursuant to clause (b) above, together with (i) in the case of certificated Pledged Stock and other certificated Stock and Stock Equivalents, undated stock powers endorsed in blank and (ii) in the case of Pledged Debt Instruments and other certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of such Loan Party or such Subsidiary thereof, as the case may be;

(d) to take such other actions necessary or advisable to ensure the validity or continuing validity of the guaranties required to be given pursuant to clause (a) above or to create, maintain or perfect the security interest required to be granted pursuant to clause (b) above, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent; and

(e) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Section 7.12 Control Accounts; Approved Deposit Accounts

(a) Each Loan Party may establish or maintain any Deposit Account (including, maintaining or establishing certain Deposit Accounts for the purposes of receiving store receipts from a retail store location of a Borrower, collectively, the “Store Accounts” and each individually, a “Store Account”); provided, however, each Loan Party shall (i) deposit all cash it receives, including, without limitation, all proceeds from sales of Inventory (including, without limitation, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral) in every form, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower into an Approved Deposit Account of such Borrower on each Business Day and (ii) not establish or maintain any Securities Account that is not a Control Account; provided, further, notwithstanding the foregoing, each Loan Party may maintain credit balances in Store Accounts, or other accounts that are not Approved Deposit Accounts, so long as the aggregate balance in all such accounts does not exceed $10,000,000.

(b) Each Loan Party shall (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account immediately upon receipt all Proceeds of such Accounts received by any Loan Party from any other Person.

(c) In the event (i) any Loan Party or any Deposit Account Bank shall, after the date hereof, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of a Deposit Account Bank has materially deteriorated, each Loan Party notify all of their respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d) In the event (i) any Loan Party or any Approved Securities Intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Administrative Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement or (iii) the Administrative Agent determines in its sole discretion that the financial condition of an Approved Securities Intermediary has materially deteriorated, each Loan Party shall notify all of its obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e) The Administrative Agent may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that no Cash Collateral Account shall be established (i) with respect to the assets of any Excluded Foreign Subsidiary and (ii) except as expressly permitted elsewhere in this Agreement, if an Event of Default has not occurred and is continuing or Excess Availability is not less than $20,000,000. Each Borrower agrees that each such Cash Collateral Account shall meet the requirements of the definition of “Cash Collateral Account”. Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Administrative Agent shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Administrative Agent agrees with the Borrowers to issue Entitlement Orders for such investments in Cash Equivalents as requested by the Borrower; provided, however, that the Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. No Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all outstanding Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations. The Administrative the Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.13(g).

(f) The requirements of this Section 7.12 shall not apply to any Excluded Foreign Subsidiary.

Section 7.13 Collateral Access Agreements, Bailee’s Letters and Credit Card Acknowledgments

Each Loan Party (other than Holdings) shall, within 30 days after the Effective Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), deliver to the Administrative Agent copies of notices sent by the applicable Loan Party to the other parties to the Collateral Access Agreements, Bailee’s Letters and Credit Card Acknowledgements in effect on the Effective Date and, set forth on Schedule 7.13, notifying such parties of the resignation of the Existing Agent and the amendment and restatement of the Existing Credit Agreement.

Section 7.14 Real Property

(a) Each Loan Party shall (i) comply with all of their respective obligations under all of their respective Leases now or hereafter held respectively by them, including the Leases set forth on Schedule 4.19 (Real Property) except where the failure to comply could reasonably be expected to have a Material Adverse Effect, (ii) not assign or sublet any other Lease if such assignment or sublet could reasonably be expected to have a Material Adverse Effect, and (iii) provide the Administrative Agent with a copy of each notice of default under any Lease that could reasonably be expected to have a Material Adverse Effect received by any Loan Party within 2 Business Days receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent by a Loan Party under any Lease simultaneously with its delivery of such notice under such Lease.

(b) Promptly upon any Borrower or any Guarantor acquiring any owned Real Property with a Fair Market Value in excess of $5,000,000 (“Material Real Property”), the Borrower Agent shall provide the Administrative Agent written notice thereof and, upon written request of the Administrative Agent, such Borrower or Guarantor shall provide a Phase I environmental report on such Real Property.

(c) To the extent not previously delivered to the Administrative Agent, upon written request of the Administrative Agent, the Borrowers shall, and shall cause each Subsidiary Guarantor to, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, promptly and in any event not later than 45 days after receipt of such notice, a Mortgage on any Real Property owned (as opposed to leased by) the Loan Parties together with (i) if requested by the Administrative Agent and such Material Real Property is located in the United States, all Mortgage Supporting Documents relating thereto or (ii) otherwise, documents similar to Mortgage Supporting Documents reasonably deemed by the Administrative Agent to be appropriate in the applicable jurisdiction to obtain the equivalent in such jurisdiction of a first-priority mortgage on such Real Property.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrowers and Holdings agree with the Lenders, the Issuers and the Administrative Agent to each of the following, as long as any Obligation or any Revolving Credit Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 8.1 Indebtedness

No Loan Party shall, directly or indirectly create, incur, assume or otherwise become or remain liable with respect to any Indebtedness except for the following:

(a) the Obligations;

(b) Indebtedness of any Subsidiary Guarantor to the Borrowers or to any other Guarantor, or of any Borrower to Holdings or to any other Guarantor, or of Holdings to any Borrower or any other Guarantor; provided, (i) if such Indebtedness shall be evidenced by promissory notes, all such notes shall be pledged pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent, and (iii) the Borrowers and the Subsidiary Guarantors shall not be permitted to make any payments to Holdings in respect of any such Indebtedness owing to Holdings unless such payments would be expressly permitted to be made, if made by way of a dividend or other Restricted Payment pursuant to Section 8.5;

(c) Indebtedness incurred by Holdings or any of its Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Asset Sale of any business, assets or Subsidiary of Holdings or any of its Subsidiaries permitted hereunder;

(d) Indebtedness which may be deemed to exist pursuant to any worker’s compensation claims, self-insurance obligations, guaranties, performance, surety, statutory, appeal, custom bonds or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of (x) netting services, overdraft protections and otherwise in connection with Deposit Accounts or Securities Accounts and (y) the endorsement of instruments for collection or deposits in the ordinary course of business;

(f) guaranties in the ordinary course of business of the obligations of suppliers, franchisees and licensees of Holdings and its Subsidiaries;

(g) guaranties by Holdings and its Subsidiaries of Indebtedness or other obligations of Subsidiaries of Holdings or guaranties by a Subsidiary of Holdings of Indebtedness or other obligations of Holdings and its Subsidiaries with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 8.1, or other obligations not prohibited hereunder; provided, however, if any guaranty of Indebtedness or other obligations of a Subsidiary that is not a Loan Party gives rise to an Investment in such Subsidiary, such Investment must be permitted under Section 8.3;

(h) Indebtedness existing on the date hereof and described in Schedule 8.1, together with any Permitted Refinancing of any Indebtedness permitted under this clause (h);

(i) purchase money Indebtedness and Indebtedness with respect to Capital Leases, in each case, incurred by the Borrowers or any Subsidiary to finance the acquisition of fixed assets, in an aggregate amount not to exceed $50,000,000 at any time outstanding (together with any Permitted Refinancing of any Indebtedness permitted under this clause (i)); provided, that any such Indebtedness (including any Permitted Refinancing thereof) shall be secured only by the assets (and proceeds thereof) acquired in connection with the initial incurrence of such Indebtedness;

(j) Indebtedness under the Term Loan Facility in an aggregate principal amount not to exceed $285,000,000 or such other amounts permitted under the Intercreditor Agreement, and any Permitted Refinancing thereof;

(k) Acquired Indebtedness, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding together with any Permitted Refinancing of any Indebtedness permitted under this clause (k);

(l) other unsecured Indebtedness of Holdings and its Subsidiaries in an aggregate principal amount not to exceed at any time $25,000,000;

(m) Indebtedness of any Borrower under Permitted Seller Notes issued as consideration in connection with a Permitted Acquisition, in an aggregate principal amount not to exceed at any time $10,000,000;

(n) Indebtedness arising under Hedging Contracts permitted under Section 8.15 (No Speculative Transactions);

(o) Indebtedness incurred in connection with Asset Sales constituting sale leaseback transactions provided that the outstanding principal amount of such Indebtedness (other than sale leaseback transactions involving distribution centers) shall not exceed $20,000,000 in the aggregate; and

(p) Indebtedness in respect of letters of credit issued for the account of any of the Subsidiaries of Holdings to finance the purchase of Inventory so long as (x) such Indebtedness is unsecured and (y) the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any time.

Section 8.2 Liens, Etc.

No Loan Party shall create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, except for the following:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Financing Agreement (including for the purpose of securing any Cash Management Obligations or any Hedging Contract);

(b) Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which is being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights-of-way, restrictions, encroachments, and other defects, exceptions or irregularities in title, in each case which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) Liens described in Schedule 8.2 or, solely with respect to fee-owned Real Property on a title report delivered in connection with any Real Property subject to a Mortgage;

(l) Liens securing Indebtedness permitted pursuant to Section 8.1(i) or (m); provided, any such Lien shall encumber only the asset (and proceeds thereof) acquired upon the initial incurrence of such Indebtedness or subject to a sale leaseback transaction, as applicable;

(m) Liens securing Indebtedness permitted pursuant to Section 8.1(j);

(n) Liens securing Acquired Indebtedness permitted under Section 8.1(k); provided that such Lien was not created in contemplation of the applicable Acquisition or asset acquisition;

(o) Liens arising in connection with out-bound licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by any Borrower or any or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries,

(p) Liens or rights of setoff against credit balances of any Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to any Borrower or any of its Subsidiaries in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of any Borrower or any of its Subsidiaries pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of any Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(q) deposits of cash with the owner or lessor of premises leased and operated by any Borrower or any of its Subsidiaries in the ordinary course of business of such Borrower and such Subsidiary to secure the performance of such Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(r) Liens arising from judgments in circumstances not constituting an Event of Default hereunder.

Section 8.3 Investments

No Loan Party shall make or maintain, directly or indirectly, any Investment except for the following:

(a) Investments in cash and Cash Equivalents;

(b) Investments in (i) any Borrower, any Guarantor or any other Loan Party, (ii) Subsidiaries that are not Loan Parties described on Schedule 8.3 and (iii) Subsidiaries that are not Loan Parties and not described on Schedule 8.3 in an aggregate initial amount not to exceed $10,000,000;

(c) other Investments described on Schedule 8.3;

(d) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled obligors, (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries and (iii) Investments received upon the foreclosure with respect to any secured Investment of any Loan Party or any Subsidiary thereof or other transfer of title with respect to any secured Investment of any Loan Party or any Subsidiary thereof;

(e) intercompany loans to the extent permitted under Section 8.1(b);

(f) loans and advances to employees of Holdings and its Subsidiaries (other than Inactive Subsidiaries) made in the ordinary course of business, in an aggregate principal amount not to exceed $5,000,000 at any time;

(g) Investments made after the Effective Date by (i) Holdings, the Borrowers or any other Guarantor in connection with Permitted Acquisitions; (ii) any Subsidiary that is not a Subsidiary Guarantor in Holdings (to the extent that such Investment, if it were made as a Restricted Payment to Holdings, would be permitted to be made under Section 8.5), the Borrowers or any other Subsidiary Guarantor; (iii) Holdings, the Borrowers or any Subsidiary Guarantor in any joint venture that is not a Subsidiary; provided, that the aggregate initial amount of all Investments permitted pursuant to this clause (iii) shall not exceed $5,000,000 at any time; or (iv) the Borrowers or any Subsidiary Guarantor in Holdings, solely to the extent that such Investment, if it were made as a Restricted Payment to Holdings, would be permitted to be made under Section 8.5;

(h) Investments permitted pursuant to Section 8.1(e)(y), 8.1(f), 8.1(g) and 8.1(m);

(i) extensions of trade credit in the ordinary course of business;

(j) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary and the Loan Parties shall have complied with the applicable requirements of Section 7.11;

(k) Investments made in Persons that are newly formed Subsidiaries that will become Guarantors in connection with the formation thereof, provided that the Loan Parties shall have complied with the applicable requirements of Section 7.11;

(l) Permitted Acquisitions, provided, however, that the Loan Parties shall have complied with the requirements of Sections 7.11 and 7.14 upon the consummation of such Permitted Acquisition;

(m) Investments in notes and other debt Securities received in connection with transactions permitted under Section 8.4(b); and

(n) other Investments in an aggregate initial amount not to exceed at any time $5,000,000.

Section 8.4 Sale of Assets

No Loan Party shall sell, convey, transfer, lease or otherwise dispose of, any of their respective assets or any interest therein (including the sale or factoring at maturity or collection of any accounts) to any Person or merge or consolidate with any Person, except in the case of Holdings, issue or sell any shares of their Stock or any Stock Equivalents (any such disposition being an “Asset Sale”), except for the following:

(a) any Subsidiary may be merged with or into any Borrower or any other Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Borrower, any Subsidiary Guarantor or other any Subsidiary provided such Subsidiary becomes a Guarantor in accordance with Section 7.11; provided, in the case of such a merger, such Borrower or such Subsidiary Guarantor, as applicable shall be the continuing or surviving Person;

(b) as long as no Default or Event of Default is continuing or would result therefrom and as long as Excess Availability (both before and after giving effect to such Asset Sale) is greater than $20,000,000, any other Asset Sale; provided, however, Net Cash Proceeds from any such Asset Sale in excess of $25,000,000 in any fiscal year (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt Securities and valued at Fair Market Value in the case of other non-cash proceeds) are applied to repay the Obligations to the extent required in Section 2.9(b);

(c) disposals of obsolete, worn out or surplus property;

(d) the leasing, occupancy agreements or sub-leasing of property in the ordinary course of business and which do not materially interfere with the business of the Borrowers or their Subsidiaries;

(e) transfers of property subject to condemnation, takings or casualty events;

(f)(i) a true lease or sublease of Real Property not constituting Indebtedness and not constituting a sale and leaseback transaction and (ii) an Asset Sale pursuant to a sale and leaseback transaction;

(g) sales or other dispositions by any Borrower of assets in connection with the closing or sale of a retail store location (including a factory store) of such Borrower in the ordinary course of such Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings, (A) no Event of Default shall result therefrom and (B) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction;

(h) assignments and licenses of intellectual property of the Loan Parties in the ordinary course of business;

(i) the sale, issuance or transfer of the Stock of (x) Operating to Holdings; (y) any Borrower (other than Operating) or any Subsidiary Guarantor to Holdings, any Borrower or any Subsidiary Guarantor and (z) any other Subsidiary to Holdings or any Subsidiary of Holdings; provided, however, that the Loan Parties shall have complied with the applicable requirements of Sections 7.11;

(j) sales of Inventory in the ordinary course of business;

(k) the issuance and sale by any Borrower, Guarantor or other Subsidiary of Holdings of Stock of such Person (for purposes of this clause (k) only, the “issuer”); provided, that, (A) the Administrative Agent shall have received not less than 10 Business Days’ prior written notice of such issuance and sale by such Borrower, Guarantor or other Subsidiary, which notice shall specify the parties to whom such Stock is to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such Stock and the Net Cash Proceeds which it is anticipated will be received by such Borrower, Guarantor or other Subsidiary from such sale, (B) such Borrower, Guarantor or other Subsidiary shall not be required to pay any cash dividends or repurchase or redeem such Stock or make any other payments in respect thereof, except (x) as otherwise permitted in Section 8.5 (Restricted Payments) hereof or (y) after the Scheduled Termination Date and the payment in full in cash or other immediately available funds of all of the Obligations, (C) the terms of such Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letters of Credit or the right of any Loan Party to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of the Loan Parties with the Administrative Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Stock in effect on the date hereof, (D) after giving effect thereto, no Default or Event of Default shall exist or have occurred and (E) after giving effect to such issuance and sale, the Borrowers and Guarantors shall own at least eighty (80%) percent of such issuer;

(l) the issuance of Stock of any Borrower or Guarantor pursuant to any equity plan of such Borrower or Guarantor, including, without limitation, stock options, restricted stock or other Stock, or employee stock purchase plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Stock pursuant to such equity plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(m) any Subsidiary of a Borrower may merge with another Person (other than Holdings or any of its Subsidiaries) to effect a Permitted Acquisition or Asset Sale permitted by this Agreement; provided, however, after giving effect to any such merger to effect a Permitted Acquisition, the survivor of such merger is a Subsidiary of a Borrower and such Borrower complies with Section 7.11, if applicable ; and

(n) any Inactive Subsidiary may be liquidated, wound up or dissolved.

Section 8.5 Restricted Payments

No Loan Party shall, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a) Restricted Payments by any Loan Party to any other Loan Party or by any other Subsidiary of Holdings to Holdings or any of its Subsidiaries;

(b) Restricted Payments in connection with the purchase of fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations;

(c) Restricted Payments may be made for repurchases of Stock or Stock Equivalents in Holdings deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represent a portion of the exercise price of such options or warrants held by employees or management of any Borrower or Guarantor pursuant to employee stock ownership plan or management compensation plan, as applicable;

(d) Restricted Payments in respect of Stock or Stock Equivalents to the extent payable in the same Stock or Stock Equivalent;

(e) Borrowers and Guarantors may repurchase Stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement, disability or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) no Default or Event of Default will result from the payment for such repurchase, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any Requirement of Law, and (iv) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $500,000; and

(f) Holdings and the other Loan Parties may make other Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) Excess Availability shall be greater than $20,000,000 after giving effect to any such Restricted Payment.

Section 8.6 Prepayment and Cancellation of Indebtedness

No Loan Party shall cancel any claim or Indebtedness owed to any of them except (i) in the ordinary course of business consistent with past practice, (ii) in respect of intercompany Indebtedness among the Borrowers and the Subsidiary Guarantors that are Domestic Subsidiaries, (iii) any cancellation resulting in an Investment not prohibited under Section 8.3 or (iv) either the Board of Directors or the chief financial officer of Holdings determines in good faith that such cancellation is in the best interest of Holdings and its Subsidiaries; provided, however, clauses (iii) and (iv) of this Section shall only apply during any period Excess Availability is greater than $20,000,000.

Section 8.7 [Intentionally Omitted]

Section 8.8 Transactions with Affiliates

No Loan Party shall enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except transactions on terms which are no less favorable to such Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, provided the provisions of this Section shall not apply to (a) any transaction entirely between or among Loan Parties; (b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation, benefits and incentive arrangements for directors, officers and other employees of Holdings and its

Subsidiaries as determined in good faith by the Board of Directors (or similar governing body) of Holdings or Operating; (d) loans or advances to employees permitted by Section 8.3(f); (e) any management, financial advisory, financing, underwriting or placement services or any other investment banking services involving Holdings or any of its Subsidiaries (including, without limitation, any payments in cash, Stock or other considerations made by Holdings or any of its Subsidiaries in connection therewith and otherwise in accordance herewith) on the one hand and TPG Partners II, L.P. or any of its Affiliates on the other hand, which services (and payments and other transactions in connection therewith) are approved by a majority of the disinterested members of the Board of Directors (or similar governing body) of Holdings or Operating in good faith; (f) Restricted Payments to Holdings permitted under Section 8.5(a); and (g) transactions described on Schedule 8.8.

Section 8.9 Limitations on Restrictions on Subsidiary Distributions

Each Borrower and Guarantor shall not, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor or any Subsidiary of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower or Guarantor prior to the date on which such Subsidiary was acquired by such Borrower or such Guarantor and outstanding on such acquisition date, (vi) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Administrative Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued, (vii) agreements relating to the sale of a Subsidiary or assets pending such sale, or relating to Indebtedness secured by a Lien on assets that the Loan Parties may create, incur, assume, or permit or suffer to exist under Sections 8.1, 8.2 and 8.4, as applicable, provided that in any such case the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (viii) the organizational documents or other agreements binding on or applicable to any Subsidiary that is not a Wholly Owned Subsidiary (but only to the extent such encumbrance or restriction covers any Stock in such Subsidiary or the property or assets of such Subsidiary), (ix) any agreement (a) evidencing Indebtedness which such Loan Party may create, incur, assume, or permit or suffer to exist under Section 8.1 and which Indebtedness is secured by a Lien permitted to exist under Section 8.2, and (b) which prohibits the transfer of, and the creation of any other Lien on, the property securing such Indebtedness (and any replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property) and (x) the Term Loan Facility.

Section 8.10 Modification of Constituent Documents

No Loan Party shall amend its Constituent Documents, except for amendments that do not materially and adversely affect the interests of the Secured Parties under the Financing Agreements or in the Collateral.

Section 8.11 Modification Term Loan Facility

Neither Holdings nor any Borrower shall, nor shall they permit any Subsidiary of Holdings to, alter, rescind, terminate, amend, supplement, waive or otherwise modify any provision of any Term Loan Document (except in accordance with the Intercreditor Agreement).

Section 8.12 Modification of Debt Agreements

Except as permitted under this Agreement, no Loan Party shall change or amend the terms of any agreement, or any indenture or other material document evidencing any Indebtedness, (other than the Term Loan Documents which shall be subject to the terms of the Intercreditor Agreement), if the effect of such amendment is to (a) increase the interest rate on such Indebtedness, (b) change the dates upon which payments of principal or interest are due on such Indebtedness other than to extend such dates, (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such debt agreement, (d) change the redemption or prepayment provisions of such agreement other than to extend the dates therefor or to reduce the premiums or other amounts payable in connection therewith or (e) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Indebtedness in a manner materially adverse to the Secured Parties.

Section 8.13 Accounting Changes; Fiscal Year

No Loan Party shall change its (a) accounting treatment and reporting practices or tax reporting treatment, except as permitted by GAAP or any Requirement of Law and publicly disclosed or otherwise disclosed to the Lenders and the Administrative Agent or (b) fiscal year.

Section 8.14 Margin Regulations

Neither Holdings nor the Borrowers shall, nor shall they permit any Subsidiary of the Borrowers to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.15 No Speculative Transactions

No Loan Party shall engage in any transaction involving Hedging Contracts except for the sole purpose of hedging risk in the normal course of business and consistent with industry practices.

Section 8.16 Compliance with ERISA

No ERISA Affiliate shall cause or suffer to exist any ERISA Event that could reasonably be expected to, in the aggregate, have a Material Adverse Effect. No ERISA Affiliate shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Title IV Plan.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.1 Events of Default

Each of the following events shall be an Event of Default:

(a) the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when the same becomes due and payable; or

(b) the Borrowers shall fail to pay any interest on any Loan, any fee under any of the Financing Agreements or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

(c) any representation or warranty made or deemed made by any Loan Party in any Financing Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(d) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V (Financial Covenants), 6.2 (Default Notices), Section 6.11 (Borrowing Base Determination), 7.1 (Preservation of Corporate Existence, Etc.), Section 7.9 (Application of Proceeds), or Article VIII (excluding Section 8.8 (Transactions with Affiliates)) or (ii) any other term, covenant or agreement contained in this Agreement or in any other Financing Agreement if such failure under this clause (ii) shall remain unremedied for 30 days after the date on which written notice thereof shall have been given to the Borrowers by the Administrative Agent; or

(e) (i) Any Loan Party or any of its Subsidiaries (other than Excluded Foreign Subsidiaries) shall fail to make any payment on any Indebtedness of such Loan Party or its Subsidiaries (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $20,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, and all applicable grace or cure periods shall have lapsed or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f)(i) Any Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Loan Party (but not instituted by any Loan Party), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action or relief sought in such proceedings shall occur or be granted or (iii) any Loan Party shall take any corporate action to authorize any action set forth in clauses (i) and (ii) above; or

(g) one or more judgments or orders (or other similar process) involving, in the case of money judgments, an aggregate amount whose Dollar Equivalent exceeds $20,000,000, to the extent not covered by insurance, shall be rendered against one or more of the Loan Parties or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) an ERISA Event shall occur and the Dollar Equivalent of the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, exceeds $10,000,000 in the aggregate; or

(i) any Financing Agreement after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing; or

(j) any Collateral Document shall for any reason fail or cease to create a valid and enforceable Lien on any Collateral purported to be covered thereby except (x) as permitted by the Financing Agreements and (y) for inadvertent failures to create or maintain a valid, enforceable and perfected Lien on any portion of the Collateral where the Fair Market Value of such Collateral does not exceed $500,000), or such Lien shall fail or cease to be a perfected and (subject to the Intercreditor Agreement and clause (y) above) first priority Lien for any reason other than the failure of the Collateral Agent or any Secured Party to take any action within its control, or any Loan Party shall so state in writing; or

(k) there shall occur any Change of Control; or

(i) the failure of any Borrower or Guarantor to pay when due any principal of or interest on or any other amount payable in respect of the Term Loan Documents beyond the grace period, if any provided therefore or any other default under the Term Loan Documents shall exist beyond the grace period, if any, provided therefor (including, but not limited to, the failure of any party thereto to comply in any material respect with any of the terms thereof) if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity.

Section 9.2 Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower declare that all or any portion of the Revolving Credit Commitments be terminated, whereupon the obligation of each Lender to make any Loan and each Issuer to Issue any Letter of Credit shall immediately terminate, (b) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of the Events of Default specified in Section 9.1(f) (Events of Default), (x) the Revolving Credit Commitments of each Lender to make Loans and the commitments of each Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, and (c) take any remedial action provided for in any Financing Agreement. In addition to the remedies set forth above, the Administrative Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable Requirements of Law.

Section 9.3 Actions in Respect of Letters of Credit

At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in Cash Collateral Accounts shall be less than 101% of the Letter of Credit Obligations and (iii) as may be required by Section 2.9 (Mandatory Prepayments), the Borrowers shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8 (Notices, Etc.), for deposit in a Cash Collateral Account, (x) in the case of clauses (i) and (ii) above, the amount required to that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 101% of the sum of all outstanding Letter of Credit Obligations and (y) in the case of clause (iii) above, the amount required by Section 2.9 (Mandatory Prepayments). The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.9 (Mandatory Prepayments) and Section 2.13(g) (Payments and Computations), as shall have become or shall become due and payable by the Borrowers to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

Section 9.4 Rescission

If at any time after termination of the Revolving Credit Commitments or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.1 (Amendments, Waivers, Etc.), then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.

ARTICLE X

THE ADMINISTRATIVE AGENT

Section 10.1 Authorization and Action

(a) Each Lender and each Issuer hereby appoints Citicorp as the Administrative Agent hereunder and each Lender and each Issuer authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Financing Agreements to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Financing Agreements and, in the case of the Collateral Documents, to act as agent for the Lenders, Issuers and the other Secured Parties under such Collateral Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Financing Agreements (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuer; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders and the Issuers with respect to such action or (ii) is contrary to this Agreement or applicable Requirements of Law. The Administrative Agent agrees to give to each Lender and each Issuer prompt notice of each notice given to it by any Loan Party pursuant to the terms of this Agreement or the other Financing Agreements.

(c) In performing its functions and duties hereunder and under the other Financing Agreements, the Administrative Agent is acting solely on behalf of the Lenders and the Issuers except to the limited extent provided in Section 2.7(c) (Evidence of Debt), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Financing Agreements or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuer or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Financing Agreement by or through its agents or employees.

(d) In the event that Citicorp or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Loan Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Loan Party hereunder or under any other Financing Agreement by or on behalf of Citicorp in its capacity as the Administrative Agent for the benefit of any Loan Party under any Financing Agreement (other than Citicorp or an Affiliate of Citicorp) and which is applied in accordance with the Financing Agreements shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 10.2 Administrative Agent’s Reliance, Etc.

None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Financing Agreements, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Revolving Credit Note as its holder until such Revolving Credit Note has been assigned in accordance with Section 11.2 (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 11.2(d) (Assignments and Participations), (c) may consult with legal counsel (including counsel to the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender or Issuer and shall not be responsible to any Lender or Issuer for any statements, warranties or representations made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with this Agreement or any other Financing Agreement, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Financing Agreement, as to the financial condition of any Loan Party or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender or Issuer for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Financing Agreement or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Financing Agreement by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.3 Posting of Approved Electronic Communications

(a) Each of the Lenders, the Issuers and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and Issuers by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuers, the Loan Parties acknowledges and agrees, that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, the Issuers, the Loan Parties hereby approves, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes, and Holdings shall cause each Subsidiary Guarantor to understand and assume, the risks of such distribution.

(C) THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE “AGENT AFFILIATES”) WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM EXCEPT ERRORS OR OMISSIONS RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY AGENT AFFILIATE. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE ADMINISTRATIVE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Issuers, the Loan Parties agree, that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 10.4 The Administrative Agent Individually

With respect to its Ratable Portion, Citicorp shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Lenders”, “Requisite Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender, a Lender or as one of the Requisite Lenders. Citicorp and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Loan Party as if Citicorp were not acting as the Administrative Agent.

Section 10.5 Lender Credit Decision

Each Lender and each Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender conduct its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and continuance of the Loans and with the issuance of the Letters of Credit. Each Lender and each Issuer also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Financing Agreements. Except for the documents expressly required by any Financing Agreement to be transmitted by the Administrative Agent to the Lenders or the Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

Section 10.6 Indemnification

Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Financing Agreements or any action taken or omitted by the Administrative Agent under this Agreement or the other Financing Agreements; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or such Affiliate’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Financing Agreements, to the extent that the Administrative Agent is not reimbursed for such expenses by the Loan Parties.

Section 10.7 Successor Administrative Agent

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Agent. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower Agent (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Financing Agreements. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article X as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Financing Agreements.

Section 10.8 Concerning the Collateral and the Collateral Documents

(a) Each Lender and each Issuer agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Financing Agreements, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings or any of its Subsidiaries, (iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the Issuers for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts and Securities Accounts maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or such Issuer, (iv) manage, supervise and otherwise deal with the Collateral, including the making of Protective Advances in an aggregate amount not to exceed 10% of the then effective Revolving Credit Commitments provided, however, (x) after giving effect to such Protective Advances, Revolving Credit Outstandings shall not exceed Revolving Credit Commitments, and (y) the Loan Parties shall repay each Protective Advance no later than 45 Business Days after such Protective Advance shall have been made, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Financing Agreement, exercise all remedies given to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Financing Agreements relating thereto, applicable Requirements of Law or otherwise.

(b) Each of the Lenders and the Issuers hereby consents to the release and hereby directs, in accordance with the terms hereof, the Administrative Agent to release (or, in the case of clause (ii) below, release or subordinate) any Lien held by the Administrative Agent for the benefit of the Lenders and the Issuers against any of the following:

(i) all of the Collateral and all Loan Parties, upon termination of the Revolving Credit Commitments and payment and satisfaction in full of all Loans, all Reimbursement Obligations and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (and, in respect of Letter of Credit Undrawn Amounts, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuers);

(ii) any assets that are subject to a Lien permitted by Section 8.2 (Liens, Etc.); and

(iii) any part of the Collateral sold or disposed of by a Loan Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent to a transaction otherwise prohibited by this Agreement) or, in the case of Term Loan Collateral, the Term Loan Facility to the extent the Collateral is required to be released pursuant to the Intercreditor Agreement.

Each of the Lenders and the Issuers hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 10.8 promptly upon the effectiveness of any such release.

Section 10.9 Collateral Matters Relating to Related Obligations

The benefit of the Financing Agreements and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Secured Obligation arising under any Hedging Contract or Cash Management Documents or that is otherwise owed to Persons other than the Administrative Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Administrative Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Financing Agreements and the Collateral to the extent expressly set forth in this Agreement and the other Financing Agreements and to such extent the Administrative Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Financing Agreements and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Financing Agreements, by the Administrative Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Credit Commitments and its own interest in the Loans, Letter of Credit Obligations and other Obligations to it arising under this Agreement or the other Financing Agreements, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Financing Agreements and (e) no holder of any Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 11.6 (Right of Set-off) and then only to the extent such right is exercised in compliance with Section 11.7 (Sharing of Payments, Etc.).

Section 10.10 Delivery of Certain Financial Information

The Administrative Agent shall, and the Loan Parties agree, that the Administrative Agent may, make available to the Lenders and the Issuers all Approved Electronic

Communications provided to the Administrative Agent pursuant to clauses (a) through (c) of Section 6.1 (Financial Statements). The Loan Parties further agree, that the Administrative Agent may make available to the Lenders and the Issuers such other Approved Electronic Communications provided to the Administrative Agent, upon such Lenders’ and Issuers’ request.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Amendments, Waivers, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Financing Agreement (other than the Fee Letter, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Letter of Credit Reimbursement Agreements) nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders ) and the Loan Parties, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby, in addition to the Requisite Lenders (or the Administrative Agent with the consent thereof), do any of the following:

(i) waive any condition specified in Section 3.1 (Conditions Precedent to Effective Date) or 3.2(a) (Conditions Precedent to Each Loan and Letter of Credit), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1 (Conditions Precedent to Effective Date), subject to the provisions of Section 3.3 (Determinations of Effective Date Borrowing Conditions);

(ii) increase the Revolving Credit Commitment of such Lender or subject such Lender to any additional obligation;

(iii) extend the scheduled final maturity of any Loan owing to such Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal or interest of any such Loan or fees owing to such Lender (it being understood that Section 2.9 (Mandatory Prepayments) does not provide for scheduled dates fixed for payment) or for the reduction of such Lender’s Revolving Credit Commitment;

(iv) reduce, or release the Borrowers from their obligations to repay, the principal amount of any Loan or Reimbursement Obligation owing to such Lender (other than by the payment or prepayment thereof);

(v) reduce the rate of interest on any Loan or Reimbursement Obligation outstanding and owing to such Lender or any fee payable hereunder to such Lender;

(vi) expressly subordinate any of the Secured Obligations or any Liens securing the Secured Obligations;

(vii) postpone any scheduled date fixed for payment of interest or fees owing to such Lender or waive any such payment;

(viii) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

(ix) release all or substantially all of the Collateral except as provided in Section 10.8(b) (Concerning the Collateral and the Collateral Documents) or release any Guarantor from its obligations under the Guaranty except in connection with the sale or other disposition of a Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement);

(x)(i) increase any of the percentages set forth in the definition of “Advance Rate” or “Borrowing Base” above the maximum percentages stated in such definitions on the date hereof; or (ii) change the definitions of “Eligible Credit Card Receivables”, “Eligible Inventory” “Eligible Real Property” or “Qualified Cash” in a manner that would result in any increase in the Borrowing Base;

(xi) amend Section 10.8(b) (Concerning the Collateral and the Collateral Documents), Section 11.7 (Sharing of Payments, Etc.), this Section 11.1 or either definition of the terms “Requisite Lenders” or “Ratable Portion”;

and provided, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(f) (Assignments and Participations), affect the grant or nature of such option or the right or duties of such Special Purpose Vehicle hereunder, (y) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Financing Agreements and (z) no amendment, waiver or consent shall, unless in writing and signed by the Swing Loan Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Loan Lender under this Agreement or the other Financing Agreements; and provided, further, that the Administrative Agent may, with the consent of the Borrowers, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuer; and provided, further, that no consent of any Lender shall be required to effectuate any amendment, waiver or modification under this Agreement or under any other Financing Agreement that is necessary to implement a Facility Increase pursuant to Section 2.18 (Facility Increase).

(b) The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(c) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a “Non-Consenting Lender”), then, as long as the Lender acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower Agent’s request, any Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Revolving Credit Commitments, and Revolving Credit Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and shall not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance satisfactory to the Administrative Agent and the Borrower Agent whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment an Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Revolving Credit Note (if the assigning Lender’s Loans are evidenced by a Revolving Credit Note) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

Section 11.2 Assignments and Participations

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Loan Parties may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender or Issuer may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clauses (b) and (h) below, (ii) by way of participation in accordance with the provisions of clause (g) below or (iii) by way of a grant to a Special Purpose Vehicle or a pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in clause (g) below, Special Purpose Vehicles to the extent provided in (f) below and, to the extent expressly contemplated hereby, each of the Administrative Agent, the Lenders and the Issuers, their respective Affiliates and each of their respective partners, directors, officers, employees, agents, trustee, representatives, attorneys, consultants and advisors) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it and all of its rights and obligations with respect to the Swing Loans and Letters of Credit); provided, however, that any such assignment shall be subject to the following conditions:

(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans and Swing Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in clause (b)(i)(A) above, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes the Revolving Credit Outstandings thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Outstandings of the assigning Lender subject to each such assignment (determined as of the effective date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Outstandings and the Revolving Credit Commitment assigned.

(iii) No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition:

(A) the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default shall have occurred and be continuing at the time of such assignment or;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Loan Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Swing Loans.

(iv) The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with (A) other than in respect of assignments made pursuant to Sections 2.17 (Substitution of Lenders) and 11.1(a) (Amendments, Waivers, Etc.), a processing and recordation fee of $3,500 and (B) any Revolving Credit Note (if the

assigning Lender’s Loans are evidenced by a Revolving Credit Note), subject to such assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent in the Register pursuant to Section 2.7 (Evidence of Debt) and the receipt of the assignment fee referenced in clause (b)(iv) above, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and, if such Lender was an Issuer, of such Issuer hereunder, (B) the Revolving Credit Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (C) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under the Financing Agreements (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under the Financing Agreements, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14(c) (Increased Costs), 2.15 (Capital Adequacy), 2.16 (Taxes), 11.3 (Costs and Expenses), 11.4 (Indemnities) and Section 11.5 (Limitation of Liability) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g) of this Section 11.2.

(d) The Administrative Agent shall maintain at its address referred to in Section 11.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and Issuers and the principal amount of the Loans and Reimbursement Obligations owing to each Lender from time to time and the Revolving Credit Commitments of each Lender. Any assignment pursuant to this Section 11.2 shall not be effective until such assignment is recorded in the Register.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower Agent. Within five Business Days after its receipt of such notice, the Borrowers, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent, new Revolving Credit Notes to the order of such assignee in an amount equal to the Revolving Credit Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Revolving Credit Note for exchange in connection with the assignment and has retained Revolving Credit Commitments hereunder, new Revolving Credit Notes to the order of the assigning Lender in an amount equal to the Revolving Credit Commitments retained by it hereunder. Such new Revolving Credit Notes shall be dated the same date as the surrendered Revolving Credit Notes and be in substantially the form of Exhibit B (Form of Revolving Credit Note).

(f) In addition to the other assignment rights provided in this Section 11.2, each Lender may do each of the following:

(i) grant to a Special Purpose Vehicle the option (but not the obligation) to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder, provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender’s obligations under the Financing Agreements shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

(ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrowers, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without consent of the Administrative Agent or the Borrowers, (1) any holder of, or trustee for the benefit of, the holders of such Lender’s Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 11.2 other than this clause (f) or clause (g) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender’s ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Financing Agreement or to the departure by the Loan Parties from any provision of this Agreement or any other Financing Agreement and the Administrative Agent and the Lenders, Issuers and other Secured Parties shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender’s obligations under this Agreement; provided, however, any amendment or departure from any of the Financing Agreements that has the effect of reducing the principal amount of, or the rate of interest on, any Obligations, amends this clause (f) or postpones any scheduled date of payment of such principal or interest may be subject to the consent of such Special Purpose Vehicle (such consent not to be unreasonably withheld or delayed). Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of Section 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or Section 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender any payment in excess of the amount the Borrowers would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrowers, the Administrative Agent or the other Lenders.

(g)(i) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans and Swing Loans owing to it and its rights and obligations with respect to the Letters of Credit); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders, the Issuers and the Swing Loan Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (A) reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees) payable to such Participant under the Financing Agreements, to which such Participant would otherwise be entitled under such participation or (B) result in the release of all or substantially all of the Collateral other than in accordance with Section 10.8(b) (Concerning the Collateral and the Collateral Documents). Subject to clause (i) below, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 (Right of Set-off) as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 (Sharing of Payments, Etc.) as though it were a Lender.

(h) Any Issuer may at any time assign its rights and obligations hereunder to any other Lender by an instrument in form and substance satisfactory to the Borrowers, the Administrative Agent, such Issuer and such Lender, subject to the provisions of Section 2.7(c) (Evidence of Debt) relating to notations of transfer in the Register. If any Issuer ceases to be a Lender hereunder by virtue of any assignment made pursuant to this Section 11.2, then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 (Letters of Credit) shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

(i) A Participant shall not be entitled to receive any greater payment under Section 2.14(c) (Increased Costs), 2.15 (Capital Adequacy) or 2.16 (Taxes) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 (Taxes) unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(f) (Taxes) as though it were a Lender.

(j) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.3 Costs and Expenses

(a) The Loan Parties agree upon demand to, jointly and severally, pay, or reimburse the Administrative Agent for, all of the Administrative Agent’s reasonable internal and external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) actually incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Holdings and its Subsidiaries in connection with the preparation, negotiation or execution of any Financing Agreement or the Administrative Agent’s periodic audits of Holdings or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions Precedent)), any Financing Agreement or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Financing Agreement (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans (other than the ordinary administrative services provided by the Administrative Agent), including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Financing Agreements, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Financing Agreement, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries, this Agreement or any other Financing Agreement, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries, this Agreement or any other Financing Agreement or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Financing Agreement or the preparation, negotiation and execution of the same.

(b) The Loan Parties further agree to, jointly and severally, pay or reimburse, without duplication of any expense or reimbursement pursuant to Section 11.3, the Administrative Agent and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including the reasonable fees, charges and disbursements of counsel (which shall be limited to one primary counsel and, if necessary, one local counsel per jurisdiction for the

Administrative Agent, the Collateral Agent, the Lenders and the Issuers unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to an actual or potential conflict of interest, in which case there shall be permitted one additional counsel for such affected Indemnitee), and other reasonable costs and expenses actually incurred by the Administrative Agent, such Lenders or such Issuers in connection with any of the following: (i) in enforcing any Financing Agreement or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Borrowers’ Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Financing Agreement or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

Section 11.4 Indemnities

(a) The Loan Parties agree to indemnify and hold harmless the Administrative Agent, each Lender and each Issuer and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions Precedent) (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial advisors and of one primary counsel and, if necessary, one local counsel per jurisdiction for the Indemnitees) that may be imposed on or incurred by against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such Indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Financing Agreement, any Obligation owing under any Financing Agreement, any Letter of Credit, or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any liability under this Section 11.4 to an Indemnitee with respect to any Indemnified Matter that has resulted from the gross negligence or willful misconduct of that Indemnitee or bad faith breach by such Indemnitee of its material obligations under this Agreement, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of any Loan Party involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Loan Party, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to any Loan Party, or the owner, lessee or operator of any property of any Loan Party by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to the any Loan Party and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

(b) The Loan Parties shall indemnify the Administrative Agent, the Lenders and each Issuer for, and hold the Administrative Agent, the Lenders and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Lenders and the Issuers for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

(c) The Loan Parties, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Loan Parties, in any event, may participate in the defense thereof with legal counsel of the Loan Parties’ choice. In the event that such Indemnitee requests the Loan Parties to defend against such investigation, litigation or proceeding or requested Remedial Action, the Loan Parties shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Loan Parties’ obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

(d) The Loan Parties agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Financing Agreement shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Financing Agreement.

Section 11.5 Limitation of Liability

(a) The Loan Parties agree that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Financing Agreements, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or bad faith breach by such Indemnitee of its material obligations under this Agreement. In no event, shall any party hereto or any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each party hereto hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(b) IN NO EVENT SHALL ANY ADMINISTRATIVE AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, ISSUER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY ADMINISTRATIVE AGENT AFFILIATE’S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY ADMINISTRATIVE AGENT AFFILIATE RESULTED PRIMARILY FORM SUCH ADMINISTRATIVE AGENT AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 11.6 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Loan Parties against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Financing Agreement and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower Agent after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 11.6 against any deposit accounts of the Loan Parties and their Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Section 11.7 Sharing of Payments, Etc.

(a) If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 11.6 (Right of Set-off) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 11.3 (Costs and Expenses) or 11.4 (Indemnities) (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) or otherwise receives any Collateral or any “Proceeds” (as defined in the Pledge and Security Agreement) of Collateral (other than payments pursuant to Sections 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes)) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off or otherwise (including pursuant to Section 11.6 (Right of Set-off)) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Lenders, such Lender (a “Purchasing Lender”) shall forthwith purchase from the other Lenders (each, a “Selling Lender”) such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(b) If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

(c) Each Loan Party agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Loan Parties in the amount of such participation.

Section 11.8 Notices, Etc.

(a) Addresses for Notices. All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, and addressed to the party to be notified as follows:

(i) if to the Borrowers or any Loan Party:

J. Crew Group, Inc.

770 Broadway

New York, New York 10013

Attention: Chief Financial Officer

Telephone No.: 212-209-8040

with a copy to:

J. Crew Group, Inc.

770 Broadway

New York, New York 10013

Attention: General Counsel

Telephone No.: 212-209-8254

(ii) if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule II (Applicable Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance;

(iii) if to any Issuer, at the address set forth under its name on Schedule II (Applicable Lending Offices and Addresses for Notices); and

(iv) if to the Administrative Agent or the Swing Loan Lender:

CITICORP USA, Inc.

388 Greenwich Street, 20th Floor

New York, New York 10013

Attention: Thomas Halsch

Telecopy no: (212) 816-2613

or at such other address as shall be notified in writing (x) in the case of the Borrowers, the Administrative Agent and the Swing Loan Lender, to the other parties and (y) in the case of all other parties, to the Borrower Agent and the Administrative Agent.

(b) Effectiveness of Notices. All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 10.3 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified that such communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above; provided, however, that notices and communications to the Administrative Agent pursuant to Article II (The Facility) or Article X (The Administrative Agent) shall not be effective until received by the Administrative Agent.

(c) Use of Electronic Platform. Notwithstanding clauses (a) and (b) above (unless the Administrative Agent requests that the provisions of clause (a) and (b) above be followed) and any other provision in this Agreement or any other Financing Agreement providing for the delivery of, any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify the Borrower Agent. Nothing in this clause (b) shall prejudice the right of the Administrative Agent or any Lender or Issuer to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 11.9 No Waiver; Remedies

No failure on the part of any Lender, Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.10 [Intentionally Omitted]

Section 11.11 Amendment and Restatement; Binding Effect

(a) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuers’ rights and remedies under this Agreement and the other Financing Agreements shall apply to all of the Obligations incurred under the Existing Credit Agreement. This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any portion of such obligations and liabilities.

(b) On the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence (i) the incurrence by the Borrowers of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Effective Date), (ii) the representations and warranties made by the Loan Parties prior to the Effective Date and (iii) any action or omission performed or required to be performed pursuant to such Existing Credit Agreement prior to the Effective Date (including any failure, prior to the Effective Date, to comply with the covenants contained in such Existing Credit Agreement).

(c) On and after the Effective Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Financing Agreements (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any Article, Section or sub-clause of the Existing Credit Agreement or in any Financing Agreement (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Effective Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be references to the Existing Credit Agreement, as amended and restated hereby.

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Financing Agreement, all terms and conditions of the Financing Agreements remain in full force and effect unless otherwise specifically amended or amended and restated hereby or by any other Financing Agreement.

Section 11.12 Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 11.13 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Financing Agreement may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Loan Parties hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Each Loan Party hereby irrevocably designates, appoints and empowers the Borrower Agent to act as its process agent, in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of, or in connection with, this Agreement or any other Financing Agreement. The Borrower Agent agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Nothing contained in this Section 11.13 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

(d) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for the purchase of Dollars, for delivery two Business Days thereafter.

Section 11.14 Waiver of Jury Trial

EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUERS, HOLDINGS AND THE BORROWERS IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT.

Section 11.15 Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrowers make a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.16 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

Section 11.17 Execution in Counterparts

This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and Issuer that such Lender or Issuer has executed it. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, by electronic mail or by posting on the Approved Electronic Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Administrative Agent.

Section 11.18 Entire Agreement

This Agreement, together with all of the other Financing Agreements and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Financing Agreement, the terms of this Agreement shall govern.

Section 11.19 Confidentiality

Each Lender and the Administrative Agent agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Financing Agreements confidential in accordance with such Lender’s or the Administrative Agent’s, as the case may be, customary practices and agrees that it shall not disclose any such information other than (a) to such Lender’s or the Administrative Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to Affiliates of such Lender or the Administrative Agent, and the employees, representatives and agents of such Affiliates, in each case, that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement, in each case and to the extent such Affiliates agree to be bound by the provisions of this Section 11.19 and such employees, representatives and agents are advised of the confidential nature of such information, (c) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (d) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (e) to current or prospective assignees, Participants and Special Purpose Vehicle grantees of any option described in Section 11.2(f) (Assignments and Participations), contractual counterparties in any Hedging Contract permitted hereunder and to their respective legal or financial advisors, in each case and to the extent such assignees, Participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 11.19. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Loan Parties (and each of their officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

Section 11.20 Use of Name, Logo, etc.

Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

Section 11.21 Patriot Act Notice

Each Lender subject to the Patriot Act hereby notifies the Loan Parties that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, including the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

Section 11.22 Termination.

At such time as (a) all of the Revolving Credit Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been cash collateralized to the reasonable satisfaction of the respective Issuers and (c) all Obligations under the Financing Agreements (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Section 10.6, Section 11.3 and Section 11.4 of this Agreement and any other provision of this Agreement and the other Financing Agreements, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Financing Agreements, against claims arising after such termination as well as before related to matters and events existing on or prior to the date of termination of this Agreement in accordance with its terms and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. The Administrative Agent agrees to furnish to the Loan Parties, upon the Borrower Agent’s request and at the Borrowers’ cost and expense, any release, termination, or other agreement or document evidencing the foregoing termination and the release of the Liens created under any of the Collateral Documents as may be reasonably requested by the Borrower Agent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS

J. CREW OPERATING CORP. J. CREW INC. GRACE HOLMES, INC. H.F.D. NO. 55, INC. MADEWELL INC.

By:	\s\ James S. Scully
Name: James S. Scully
Title: Chief Financial Officer

GUARANTORS

J. CREW GROUP, INC.

By:	\s\ James S. Scully
Name: James S. Scully Title: Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	\s\ Nicholas P. Lamberti
Name: Nicholas P. Lamberti
Title: Vice President and Controller

CITCORP USA, INC., as Administrative Agent

By:	\s\ Thomas M. Halsch
Name: Thomas M. Halsch Title: Director

WACHOVIA BANK, NATIONAL ASSOCIATION as Issuer

By:	\s\ Sang Kim
Name: Sang Kim
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION as Syndication Agent

By:	\s\ Sang Kim
Name: Sang Kim Title: Vice President

BANK OF AMERICA, as Syndication Agent

By:	\s\ Kathleen Dimock
Name: Kathleen Dimock Title: Managing Director

LENDERS

CITICORP USA, INC., as Swing Loan Lender and Lender

By:	\s\ Thomas M. Halsch
Name: Thomas M. Halsch Title: Director

LENDERS

BANK OF AMERICA, as Lender

By:	\s\ Kathleen Dimock
Name: Kathleen Dimock Title: Managing Director

LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION as Lender

By:	\s\ Sang Kim
Name: Sang Kim Title: Vice President

LENDERS

HSBC BUSINESS CREDIT (USA) INC. as Lender

By:	\s\ Dan Bueno
Name: Dan Bueno Title: Vice President

LENDERS

JPMorgan Chase BANK, N.A. as Lender

By:	\s\ Kathleen C. Krieg
Name: Kathleen C. Krieg Title: Senior Vice President

SCHEDULE I

COMMITMENTS

Bank	Commitment
Bank of America	$50,000,000
Citicorp USA, Inc.	$50,000,000
Wachovia Bank, National Association	$50,000,000
HSBC Business Credit (USA) Inc.	$25,000,000
JP Morgan Chase Bank, N.A.	$25,000,000
Total	$200,000,000